UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to § 240.14a-12

CADENCE DESIGN SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CADENCE DESIGN SYSTEMS, INC.

2655 SEELY AVENUE

SAN JOSE, CALIFORNIA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 3, 2013

TO THE STOCKHOLDERS OF CADENCE DESIGN SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of CADENCE DESIGN SYSTEMS, INC., a Delaware corporation, will be held on May 3, 2013, at 1:00 p.m. Pacific time, at Cadence’s offices located at 2655 Seely Avenue, Building 10, San Jose, California 95134 for the following purposes:

1.	To elect the eight directors named in the proxy statement to serve until the 2014 Annual Meeting of Stockholders and until their successors are elected and qualified, or until the directors’ earlier death, resignation or removal.

2.	To approve an increase in the number of authorized shares of common stock reserved for issuance under the Amended and Restated Employee Stock Purchase Plan.

3.	To vote on an advisory resolution to approve executive compensation.

4.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Cadence for its fiscal year ending December 28, 2013.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Cadence’s Board of Directors has fixed the close of business on March 6, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, this 2013 Annual Meeting of Stockholders and any adjournment or postponement thereof.

By Order of the Board of Directors,

James J. Cowie

Sr. Vice President, General Counsel and Secretary

San Jose, California

March 21, 2013

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE CAST YOUR VOTE AS PROMPTLY AS POSSIBLE VIA THE INTERNET OR BY TELEPHONE, AS INSTRUCTED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. IF YOU CHOSE TO RECEIVE PAPER COPIES OF YOUR PROXY MATERIALS, INCLUDING THE PROXY CARD, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED (WHICH HAS PREPAID POSTAGE IF MAILED IN THE UNITED STATES) AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON AT THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

CADENCE DESIGN SYSTEMS, INC.

2655 SEELY AVENUE

SAN JOSE, CALIFORNIA 95134

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 3, 2013

Page
Information Concerning Solicitation and Voting	1
Corporate Governance	4
Cadence’s Board of Directors	5
Matters to be Considered at Annual Meeting	15
Proposal 1: Election of Directors	15
Proposal 2: Approval of an Increase in the Number of Authorized Shares of Common Stock Reserved for Issuance Under the Amended and Restated Employee Stock Purchase Plan	20
Proposal 3: Advisory Resolution to Approve Executive Compensation	25
Proposal 4: Ratification of the Selection of the Independent Registered Public Accounting Firm	26
Report of the Audit Committee	27
Fees Billed to Cadence by KPMG LLP During Fiscal 2012 and 2011	28
Security Ownership of Certain Beneficial Owners and Management	29
Compensation Discussion and Analysis	31
Compensation Committee Report	41
Compensation Committee Interlocks and Insider Participation	42
Compensation of Executive Officers	42
Potential Payments Upon Termination or Change in Control and Employment Contracts	47
Equity Compensation Plan Information	52
Certain Transactions	53
Other Matters	55
Appendix A	A-1

CADENCE DESIGN SYSTEMS, INC.

2655 SEELY AVENUE

SAN JOSE, CALIFORNIA 95134

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 3, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

PURPOSE OF PROXY MATERIALS

The enclosed proxy is solicited on behalf of the Board of Directors of Cadence Design Systems, Inc., a Delaware corporation (“Cadence”), for use at its 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 3, 2013, at 1:00 p.m. Pacific time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The Annual Meeting will be held at Cadence’s offices located at 2655 Seely Avenue, Building 10, San Jose, California 95134. Cadence intends to publish this proxy statement on the investor relations page of its website at www.cadence.com/cadence/investor_relations on or about March 21, 2013.

This proxy statement contains important information for stockholders entitled to vote at the Annual Meeting to consider when deciding how to vote on the matters brought before the Annual Meeting. Stockholders entitled to vote at the Annual Meeting are encouraged to read it carefully.

INTERNET AVAILABILITY OF PROXY MATERIALS

Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), Cadence is furnishing proxy materials to its stockholders primarily via the internet, rather than mailing paper copies of these materials to each stockholder. Cadence believes that this process expedites stockholders’ receipt of the proxy materials, lowers the costs of the Annual Meeting and helps conserve natural resources. On or about March 21, 2013, Cadence will mail to each stockholder (other than those stockholders who previously had requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including its proxy statement and annual report, on the internet and how to access a proxy card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. Cadence may at its discretion voluntarily choose to mail or deliver a paper copy of the proxy materials, including its proxy statement and annual report, to one or more stockholders.

An audio webcast of the Annual Meeting will also be available on the investor relations page of Cadence’s website at www.cadence.com/cadence/investor_relations. The webcast will allow investors to listen to the proceedings of the Annual Meeting, but stockholders accessing the Annual Meeting using the internet will not be considered present at the Annual Meeting by virtue of this access and will not be able to vote on matters presented at the Annual Meeting or ask any question of Cadence’s directors, management or independent registered public accounting firm present at the Annual Meeting. For a description of how to vote on matters presented at the Annual Meeting, see “Voting” below. The webcast will begin promptly at 1:00 p.m. Pacific time on the day of the Annual Meeting and may be accessed on Cadence’s website for 30 days thereafter.

VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of Cadence’s outstanding common stock, $0.01 par value per share, at the close of business on March 6, 2013 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, Cadence had 282,627,300 shares of common stock outstanding and entitled to vote. Each holder of record of common stock outstanding at the close of business on the Record Date will be entitled to one vote for each share held on all matters to be voted on at the Annual Meeting.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The presence, in person or by proxy, of a majority of the shares of Cadence common stock outstanding and entitled to vote on the Record Date is required for a quorum at the Annual Meeting. Both abstentions and “broker non-votes” are counted as present for purposes of determining the presence of a quorum, but broker non-votes will not be counted towards the tabulation of votes cast on proposals presented to stockholders.

Broker non-votes include shares for which a bank, broker or other nominee holder (i.e., record holder) has not received voting instructions from the beneficial owner and for which the record holder does not have discretionary power to vote on a particular matter. Under the rules that govern brokers who are record holders of shares that are held in brokerage accounts for the beneficial owners of the shares, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on routine matters but have no discretion to vote such uninstructed shares on non-routine matters. Brokers are not permitted to vote on non-routine matters without instructions from the beneficial owner. Proposal 1, regarding the election of directors, Proposal 2, regarding approval of an increase in the number of authorized shares of common stock reserved for issuance under the Amended and Restated Employee Stock Purchase Plan, and Proposal 3, regarding an advisory resolution to approve executive compensation, are all considered non-routine matters. Therefore, unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on Proposals 1, 2 or 3. Proposal 4, regarding the ratification of the selection of Cadence’s independent registered public accounting firm, is considered a routine matter and brokers are therefore permitted to vote shares held by them without instruction from beneficial owners.

ANNUAL MEETING ADMISSION

Both stockholders at the close of business on the Record Date and holders of a valid proxy for the Annual Meeting are entitled to attend the Annual Meeting. Such individuals should be prepared to present photo identification, such as a valid driver’s license or passport, and verification of Cadence stock ownership for admittance. For stockholders at the close of business on the Record Date, proof of ownership as of the Record Date may be verified prior to admittance into the Annual Meeting. For stockholders who were not stockholders of record at the close of business on the Record Date but hold shares through a bank, broker or other nominee holder, proof of beneficial ownership at the close of business on the Record Date, such as an account statement or similar evidence of ownership, may be verified prior to admittance into the Annual Meeting. Stockholders will be admitted to the Annual Meeting if they comply with these procedures.

VOTE REQUIRED

The election of directors at the Annual Meeting requires that each director receive a majority of the votes cast at the Annual Meeting (number of shares voted “for” a director must exceed the number of votes cast “against” that director), provided that in a contested election, each director must be elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting.

All other items to be voted on at the Annual Meeting require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Computershare has been appointed as the inspector of elections for the Annual Meeting. All votes will be tabulated by a representative of Computershare. This representative will also separately tabulate affirmative and negative votes, abstentions and broker non-votes.

VOTING

Stockholders at the close of business on the Record Date have three options for submitting their vote prior to the Annual Meeting: (i) vote via the internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials; (ii) vote via telephone, by following the instructions provided in the Notice of Internet Availability of Proxy Materials; or (iii) vote via mail, by completing, signing, dating and mailing a paper proxy card in a pre-addressed envelope, which a stockholder can request as outlined in the Notice of Internet Availability of Proxy Materials.

If a stockholder attends the Annual Meeting, he or she may also submit his or her vote in person, and any votes that were previously submitted — whether via the internet, telephone or mail — will be superseded by the vote that is cast at the Annual Meeting. Whether the proxy is submitted via the internet, by telephone or by mail, if it is properly completed and submitted and if it is not revoked prior to the Annual Meeting, the shares will be voted at the Annual Meeting in the manner set forth in this proxy statement or as otherwise specified by the stockholder.

REVOCABILITY OF PROXIES

Whether the proxy is submitted via the internet, telephone or mail, any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by providing a written notice of revocation or a duly executed proxy bearing a later date to Cadence’s Corporate Secretary at Cadence’s corporate offices located at 2655 Seely Avenue, Building 5, San Jose, California 95134, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, be sufficient to revoke a proxy. Accessing the webcast of the Annual Meeting will not, by itself, constitute attendance at the Annual Meeting and will not enable a stockholder to revoke his, her or its proxy via the internet, unless the proxy revocation procedures set forth above are followed.

SOLICITATION

Cadence will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders by Cadence in connection with the matters to be voted on at the Annual Meeting. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of Cadence common stock beneficially owned by others for forwarding to the beneficial owners. Cadence will reimburse persons representing beneficial owners of its common stock for their costs of forwarding solicitation materials to the beneficial owners. The solicitation of proxies through this proxy statement may be supplemented by telephone, facsimile and use of the internet or personal solicitation by directors, officers or other employees of Cadence and by Georgeson Inc. (“Georgeson”). Cadence has retained Georgeson to solicit proxies and to separately prepare a stockholder vote analysis of certain proposals for an aggregate fee of approximately $8,500, plus reasonable expenses. No additional compensation will be paid to directors, officers or other employees of Cadence or any of its subsidiaries for their services in soliciting proxies.

HOUSEHOLDING INFORMATION

SEC rules permit companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials to certain stockholders who share the same address, a practice referred to as “householding.” Some banks, brokers and other nominees will be householding Cadence’s Notice of Internet Availability of Proxy Materials and proxy materials for stockholders who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from the affected stockholders. Once you have received notice from your broker or other nominee holder of your Cadence common stock that the broker or other nominee holder will be householding the Notice of Internet Availability of Proxy Materials or proxy materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials and proxy materials, or if you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and proxy materials and wish to receive only one copy, please notify your broker or other nominee holder of your Cadence common stock. You may also request additional copies of Cadence’s Notice of Internet Availability of Proxy Materials and proxy materials by writing to Cadence’s Corporate Secretary at Cadence’s corporate offices located at 2655 Seely Avenue, Building 5, San Jose, California 95134, or by calling Cadence’s Investor Relations Group at (408) 944-7100 or e-mailing the Investor Relations Group at investor_relations@cadence.com. Please note, however, that if you wish to receive a paper copy of the proxy or other proxy materials for purposes of the Annual Meeting, you should follow the instructions provided in the Notice of Internet Availability of Proxy Materials. Copies of Cadence’s SEC filings and certain other submissions are made available free of charge on the investor relations page of Cadence’s website at www.cadence.com/cadence/investor_relations as soon as practicable after Cadence electronically files or furnishes these documents with the SEC. Information on Cadence’s website is not incorporated by reference in this proxy statement.

CORPORATE GOVERNANCE

Cadence common stock is listed under the symbol CDNS on the NASDAQ Global Select Market (“NASDAQ”).

Cadence and its Board of Directors (the “Board”) regularly review and evaluate Cadence’s corporate governance practices. Cadence’s corporate governance documents are posted on the investor relations page of its website at www.cadence.com/cadence/investor_relations. Paper copies of these documents are also available to stockholders upon written request directed to Cadence’s Corporate Secretary at Cadence’s corporate offices located at 2655 Seely Avenue, Building 5, San Jose, California 95134.

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted Corporate Governance Guidelines (the “Corporate Governance Guidelines”), which cover various topics relating to the Board and its activities including the selection and composition of the Board, Board leadership, compensation of directors, responsibilities of directors, Board access to senior management and outside advisors, meeting procedures, board and committee responsibilities and other matters. The Corporate Governance and Nominating Committee periodically reviews the Corporate Governance Guidelines, which may be amended by the Board at any time, and were most recently amended in February 2012.

CODE OF BUSINESS CONDUCT

Cadence has adopted a Code of Business Conduct to provide standards for ethical conduct in dealing with customers, suppliers, agents, government officials, political entities and others (the “Code of Business Conduct”). The Code of Business Conduct applies to all Cadence directors, officers and employees (and those of its subsidiaries), including Cadence’s President and Chief Executive Officer (the “CEO”) and Cadence’s Senior Vice President and Chief Financial Officer (the “CFO”). The Code of Business Conduct also applies to certain independent contractors and consultants who work at Cadence’s facilities or at Cadence’s direction. Compliance with the Code of Business Conduct is a condition of continued service to, or employment with, Cadence. The Code of Business Conduct covers topics including integrity and confidentiality of assets and information, conflicts of interest, compliance with federal and state securities laws, employment practices, payment practices, and compliance with competition, anti-corruption and other laws and regulations.

Except as otherwise provided by applicable law, each person subject to the Code of Business Conduct has the responsibility to report any possible misconduct, including unethical business practices, violations of the Code of Business Conduct and apparent or suspected illegal activities and any concerns regarding corporate governance, accounting, internal accounting controls or auditing matters, in the following manner:

•

Employees and consultants may make an anonymous report on possible misconduct; or, employees or consultants may report to the Office of the General Counsel or, in the event the report concerns a Cadence executive officer, to the General Counsel or the chair of the Audit Committee;

•

Executive officers must report to the General Counsel or, if the report concerns the General Counsel, to the chair of the Audit Committee, or, if the report concerns the General Counsel and the chair of the Audit

Committee, executive officers are to contact the chair of the Corporate Governance and Nominating Committee or another member of the Corporate Governance and Nominating Committee; and

•

Directors must report to the chair of the Audit Committee and the General Counsel (unless the report involves the General Counsel) or, if the report concerns the chair of the Audit Committee, to the chair of the Corporate Governance and Nominating Committee or another member of the Corporate Governance and Nominating Committee.

Any waiver of a provision of the Code of Business Conduct with respect to a director or an executive officer may only be made by the Board or the Corporate Governance and Nominating Committee. Any waivers for other employees may be granted only by the CEO or the General Counsel, or their respective designees. To the extent required under applicable SEC rules, Cadence will disclose material amendments to the Code of Business Conduct and any waiver of its provisions with respect to any director or executive officer by filing a Current Report on Form 8-K with the SEC or posting such information on its website at www.cadence.com.

STOCK OWNERSHIP GUIDELINES AND TRADING RESTRICTIONS

The Board has adopted Stock Ownership Guidelines for its members and Cadence’s executive officers to further align the interests of its directors and executive officers with the interests of stockholders and to reinforce Cadence’s commitment to sound corporate governance. Each member of the Board is encouraged to hold at least 24,000 shares of Cadence common stock by the fifth anniversary of his or her election to the Board or February 28, 2018, whichever is later. Cadence’s executive officers are also encouraged to hold at least the following number of shares of Cadence common stock no later than five years after the date of his or her designation to the following offices: CEO — 100,000 shares; CFO — 50,000 shares; and Senior Vice Presidents — 25,000 shares. As of the Record Date, all directors and executive officers met the Stock Ownership Guidelines applicable to them, subject to their respective phase-in periods. Separately, Cadence’s Securities Trading Policy restricts certain transactions in Cadence securities and prohibits members of the Board, executive officers and other employees from hedging their ownership of Cadence securities, including trading in publicly-traded options, puts, calls, or other derivative instruments related to Cadence securities.

CADENCE’S BOARD OF DIRECTORS

BOARD MEMBERSHIP

The Board currently consists of eight members. John A.C. Swainson served on the Board from 2006 until the 2012 annual meeting of Cadence stockholders, where he did not stand for re-election after being appointed President of Dell Software. Donald L. Lucas served on the Board from 1988 until he retired from the Board, effective February 12, 2013. Young K. Sohn was elected to the Board on February 12, 2013.

DIRECTOR INDEPENDENCE

The Corporate Governance Guidelines require that at least a majority of the Board be “independent directors” within the meaning of the listing standards of NASDAQ, as determined by the Board. To be “independent,” a director must not have a relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a Cadence director. In determining each director’s independence, the Board considers all relevant facts and circumstances and applies the following standards:

•

A director who is employed by Cadence or any of its subsidiaries, or whose family member is employed as an executive officer of Cadence or any of its subsidiaries, is not independent until three years after the end of the employment relationship;

•

A director who accepts, or whose family member accepts, more than $120,000 in compensation from Cadence or any of its subsidiaries, other than compensation for Board or Board committee service, compensation paid to a family member who is a non-executive employee of Cadence or any of its subsidiaries, benefits under a tax-qualified retirement plan or non-discretionary compensation and payments arising solely from investment in Cadence stock, during any twelve month period within the past three fiscal years, is not independent until three years after the date of payment;

•	A director who is, or whose family member is, a current partner or employee of Cadence’s independent registered public accounting firm is not independent;

•

A director who was, or whose family member was, a partner or employee of Cadence’s independent registered public accounting firm who worked on Cadence’s audit during that time is not independent until three years after the end of the employment relationship;

•

A director who is, or whose family member is, employed as an executive officer of another entity for which at any time during the past three years any of Cadence’s executive officers served on the compensation committee of such entity is not independent; and

•

A director who is, or whose family member is, a partner in, or a controlling stockholder or an executive officer of, any organization to which Cadence made, or from which Cadence received, payments for property or services in the current fiscal year or any of the past three fiscal years that exceed in such year the greater of 5% of the recipient’s consolidated gross revenues for such year or $200,000, other than payments arising solely from investments in Cadence securities or payments under non-discretionary charitable contribution matching programs, is not independent until three years after the conclusion of the fiscal year in which such payments are made or received.

The Board has determined that Ms. Bostrom, Drs. Plummer, Sangiovanni-Vincentelli and Shoven, and Messrs. Scalise, Siboni and Sohn, who constitute a majority of the Board, are independent directors within the meaning of the listing standards of NASDAQ.

BOARD MEETINGS

During the fiscal year ended December 29, 2012, the Board held four meetings, in addition to taking actions by unanimous written consent in lieu of a meeting. Each director attended more than 75% of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member during fiscal 2012. The Corporate Governance Guidelines encourage directors to attend the annual meeting of stockholders. All of Cadence’s then-current directors, except for Mr. Lucas and Dr. Plummer, attended the 2012 annual meeting of Cadence stockholders.

Under the Corporate Governance Guidelines, Cadence’s independent directors meet separately at least twice each year. Pursuant to the Corporate Governance Guidelines, Dr. Shoven, as the Chairman of the Board and an independent director, presides over meetings of the independent directors.

CONTACTING THE BOARD

Stockholders interested in communicating directly with the Board may do so by sending a letter to the Board, or to any individual director, group of directors or committee of the Board, c/o the Office of the Corporate Secretary, Cadence Design Systems, Inc., 2655 Seely Avenue, Building 5, San Jose, California 95134. Inquiries and other communications may be submitted anonymously and confidentially. The Corporate Secretary will review the correspondence and will transmit such communications as soon as practicable to the identified director addressee(s), unless there are legal or other considerations that mitigate against further transmission of the communication, as determined by the Corporate Secretary. In that regard, certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded by the Corporate Secretary, such as business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, spam and surveys. In addition, material that the Corporate Secretary determines is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that the Board or individual directors so addressed shall be advised of any communication withheld for legal or other considerations as soon as practicable.

COMMITTEES OF THE BOARD

The Board currently has the following committees:

•	Audit Committee;

•	Compensation Committee;

•	Corporate Governance and Nominating Committee; and

•	Finance Committee.

Each of the above committees has a written charter approved by the Board. The charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee are posted on the investor relations page of Cadence’s website at www.cadence.com/cadence/investor_relations. The current members and chairs of the current committees are identified in the following table.

Director	Audit	Compensation	Corporate Governance and Nominating	Finance
Susan L. Bostrom		✓	✓
Dr. James D. Plummer	✓		✓	Chair
Dr. Alberto Sangiovanni-Vincentelli			✓
George M. Scalise		✓	✓
Dr. John B. Shoven	✓	Chair	Chair	✓
Roger S. Siboni	Chair		✓	✓
Young K. Sohn			✓
Lip-Bu Tan

Audit Committee

The Board has determined that all members of the Audit Committee are “independent” as defined by the NASDAQ listing standards applicable to audit committee members and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Dr. Shoven and Mr. Siboni are both “audit committee financial experts,” as defined in rules promulgated by the SEC. In addition, the Board has determined that each Audit Committee member is able to read and understand fundamental financial statements and, other than strictly in his capacity as a member of the Board or a committee of the Board, has not participated in preparing Cadence’s financial statements in any of the past three years.

The Audit Committee charter was last amended in February 2012 and complies with the NASDAQ listing standards. The duties and responsibilities of the Audit Committee include:

•

Appointing, retaining, compensating, evaluating, overseeing and terminating Cadence’s independent registered public accounting firm and annually evaluating the qualifications, performance and independence of the independent registered public accounting firm, including an evaluation of the lead partner of the independent registered public accounting firm;

•	Pre-approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm and establishing policies and procedures for such pre-approval;

•

Reviewing and discussing with the independent registered public accounting firm their report regarding all relationships or services between Cadence and the independent registered public accounting firm and any other relationship or services that may impact the objectivity and independence of the independent registered public accounting firm;

•

Reviewing with the independent registered public accounting firm their audit procedures, including the scope and timing of the audit, the results of the annual audit and any audit problems or difficulties and management’s response to any such problems or difficulties;

•

Meeting to review with management and the independent registered public accounting firm Cadence’s annual and quarterly financial statements, reports and specific disclosures, and recommending to the Board whether the financial statements should be included in Cadence’s Annual Report on Form 10-K;

•

Reviewing and discussing the adequacy and effectiveness of Cadence’s internal controls, disclosure controls and procedures and practices with respect to risk assessment and risk management as they relate to financial reporting; and

•

Establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls, auditing or violations of federal securities law matters, including a system for the confidential anonymous submission of accounting or auditing concerns by Cadence employees.

The Audit Committee held eight meetings during fiscal 2012. See “Report of the Audit Committee” below for more information.

Compensation Committee

The Compensation Committee is currently comprised of three non-employee, independent directors of Cadence, each of whom the Board has determined to be “independent” as defined by the listing standards of NASDAQ applicable to compensation committee members. In addition, all Compensation Committee members are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to allow Cadence a tax deduction for certain employee compensation exceeding $1,000,000 for an individual. All Compensation Committee members are also “outside directors” within the meaning of Rule 16b-3 of the Exchange Act to allow Cadence to exempt certain option grants and similar transactions from the short-swing profits prohibition of Section 16 of the Exchange Act. As provided in its charter, the Compensation Committee acts on behalf of the Board to identify, review and approve corporate goals and objectives relevant to the compensation of Cadence’s CEO and any director who is also a Cadence employee, evaluate the performance of the CEO and any director who is also a Cadence employee in light of those goals and objectives, and determine and approve the compensation of the CEO and any director who is also a Cadence employee. Although the Compensation Committee may delegate its authority to management when it deems it to be appropriate and in the best interests of Cadence, the Compensation Committee did not delegate any authority with respect to the consideration and determination of executive officer and director compensation in fiscal 2012 and does not currently expect to delegate any such authority in the future. At or near the beginning of each fiscal year, the Compensation Committee typically establishes base salary levels and target bonuses for the CEO and other executive officers of Cadence. In addition, the Compensation Committee administers and, if deemed necessary, may amend the Senior Executive Bonus Plan, Cadence’s equity-based compensation plans and stock purchase plans, and Cadence’s deferred compensation plans. The Compensation Committee also reviews and recommends to the Board the compensation of Cadence’s directors.

The Compensation Committee charter was last amended in February 2013. The duties and responsibilities of the Compensation Committee include:

•

Identifying, reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and any director who is also a Cadence employee, evaluating the performance of the CEO and any employee director in light of those goals and objectives and determining and approving the compensation of the CEO and any employee director based on such evaluation;

•	Overseeing the evaluation of the executive officers of Cadence;

•	Reviewing periodically Cadence’s management succession planning in consultation with the CEO and reporting to the Board, at least annually, on CEO succession planning;

•	Reviewing compensation programs and determining the compensation of Cadence’s executive officers;

•

Reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures that are required be included in Cadence’s annual report and proxy statement, recommending to the Board, based on the review and discussions, whether the Compensation Discussion and Analysis should be included in the annual report and the proxy statement, and preparing the compensation committee report that SEC rules require to be included in the annual report and the proxy statement;

•

Overseeing Cadence’s overall compensation practices, policies and programs, assessing whether Cadence’s compensation structure establishes appropriate incentives for management and employees, assessing the risks associated with such practices, policies and programs, and assessing the results of Cadence’s most recent advisory vote on executive compensation;

•	Reviewing and, in certain cases, amending and administering Cadence’s general compensation plans, including equity incentive and stock purchase plans, benefit programs and bonus plans;

•

Reviewing annually an assessment of any potential conflicts of interest raised by the work of compensation consultants, whether retained by the Compensation Committee or management, who are involved in determining or recommending executive or Board compensation; and

•

Assessing the independence of any consultants or other outside advisors that the Compensation Committee selects or receives advice from, and being directly responsible for the appointment, compensation and oversight of the work of any consultants and advisors retained by the Compensation Committee.

In fiscal 2012, the Compensation Committee retained the services of a compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”) for advice regarding the compensation of Cadence’s executive officers. The Compensation Committee believes that having an outside evaluation of executive officer salary, bonus and equity compensation is a valuable tool for the Compensation Committee and Cadence’s stockholders. The Compensation Committee retained Semler Brossy for a number of purposes, including constructing and reviewing peer groups for compensation comparison purposes, performing a competitive assessment of Cadence’s compensation programs, practices and levels for its executive officers and other select employees and providing information on typical industry practices concerning employment, equity practices, severance and change in control agreements. Semler Brossy has not been engaged to perform any other work for Cadence. Pursuant to the factors set forth in Item 407 of Regulation S-K of the Exchange Act, the Compensation Committee has reviewed the independence of Semler Brossy and conducted a conflicts of interest assessment, and has concluded that Semler Brossy is independent and Semler Brossy’s work for the Compensation Committee has not raised any conflicts of interest.

The Compensation Committee made a number of compensation decisions, including decisions with respect to Cadence’s Named Executive Officers (as defined below in “Compensation Discussion and Analysis”), based on the competitive assessments provided by and through consultation with Semler Brossy. In addition, Cadence’s CEO typically makes assessments and recommendations to the Compensation Committee on whether there should be adjustments to the annual base salary, annual cash incentive compensation and long-term equity incentive compensation of executive officers other than himself based upon an assessment of certain factors described in “Compensation Discussion and Analysis” below. The Compensation Committee reviews such assessments and recommendations and determines whether or not to approve or modify the CEO’s recommendations. The Compensation Committee’s decisions are made, however, by the Compensation Committee in its sole discretion. See “Compensation Discussion and Analysis” below for more information.

The Compensation Committee, in consultation with Semler Brossy, reviews Cadence’s compensation practices, policies and programs for all employees, including the Named Executive Officers, to assess the risks associated with such practices, policies and programs. The risk-mitigating factors considered by the Compensation Committee include the following:

•	The use of different types of compensation that provide a balance of short- and long-term incentives with fixed and variable components;

•

Cadence’s Stock Ownership Guidelines, which restrict certain transactions in Cadence’s securities, prohibit hedging and require the Named Executive Officers to obtain permission from the General Counsel before trading any shares of Cadence common stock, even during an open trading period;

•

Cadence’s Clawback Policy, which, in the event of a restatement of Cadence’s reported financial results, allows Cadence to seek to recover or cancel performance-based bonuses and equity awards made to senior executives to the extent that performance goals would not have been met under such restated financial results;

•	Caps on bonus awards to limit windfalls; and

•	The Compensation Committee’s consideration of ethical behavior, which is integral in assessing the performance of all executive officers, including the Named Executive Officers.

The Compensation Committee held four meetings during fiscal 2012.

Corporate Governance and Nominating Committee

The Board has determined that all Corporate Governance and Nominating Committee members are “independent” as defined by the NASDAQ listing standards.

The Corporate Governance and Nominating Committee charter was last amended in February 2012. The duties and responsibilities of the Corporate Governance and Nominating Committee include:

•

Determining the Board’s criteria for selecting new directors and recommending to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

•	Interviewing and evaluating candidates for Board membership;

•	Reviewing, at least annually, the appropriate qualifications, skills and characteristics required for directors in the context of the current composition of the Board;

•	Reviewing periodically the size of the Board and recommending any proposed changes to the Board;

•	Overseeing the annual evaluation of the Board and its committees, and considering the results of the annual evaluation;

•	Retaining, terminating and approving the fees and retention terms with respect to any search firm employed to identify director candidates;

•	Evaluating, at least annually, each Board member’s performance and effectiveness and determining whether the Board desires continued service;

•

Making a recommendation to the Board as to whether to accept or reject the resignation of an incumbent director who has received a greater number of votes cast “against” such nominee than votes cast “for” such nominee at an annual or special meeting of stockholders;

•	Reviewing, at least annually, the Corporate Governance Guidelines and the Code of Business Conduct;

•	Overseeing the administration of the Code of Business Conduct and administering the Code of Business Conduct with respect to Cadence’s directors and executive officers;

•	Reviewing and approving any related person transactions as defined in applicable SEC rules and establishing policies and procedures for the review, approval and ratification of such transactions; and

•

Reviewing whether it is appropriate for a director to continue service if his or her business responsibilities or personal circumstances change and make a recommendation to the Board as to any action to be taken with respect to such change.

The Corporate Governance and Nominating Committee periodically assesses the appropriate size of the Board, whether any vacancies on the Board are expected due to retirement or otherwise, and the need for particular expertise on the Board. If vacancies on the Board are anticipated or otherwise arise, the committee considers potential director candidates, which may come to the committee’s attention through a variety of channels, including current directors, officers, professional search firms, stockholders or other persons. The Corporate Governance and Nominating Committee will consider individuals recommended by stockholders for nomination as a director pursuant to the provisions of Cadence’s Bylaws relating to stockholder nominations. A stockholder who wishes to recommend a prospective nominee for the Board should notify Cadence’s Corporate Secretary or the Corporate Governance and Nominating Committee in writing with the supporting material required by Cadence’s Bylaws as described under “Other Matters — Stockholder Proposals and Nominations” below, and any other material the stockholder considers necessary or appropriate.

The Corporate Governance and Nominating Committee evaluates prospective nominees using a variety of criteria, including the standards and qualifications listed in the Corporate Governance Guidelines and other factors that it deems appropriate. Among the factors that the committee may consider are the current composition of the Board, the need for particular expertise, a prospective nominee’s experience, judgment, integrity, diversity of background, independence, ability to commit sufficient time and attention to Board activities, skills (such as an understanding of electronic design, semiconductor and electronics systems technologies), international background and other relevant characteristics.

The Corporate Governance and Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated or elected by the Board, and the Board determines whether to reject, elect or nominate the candidate, as the case may be, after considering the recommendation of the committee. In February 2013, the Corporate Governance and Nominating Committee recommended to the Board that Mr. Sohn be elected to the Board, and the Board elected Mr. Sohn to serve as a director.

The Corporate Governance and Nominating Committee held three meetings during fiscal 2012.

Finance Committee

The Finance Committee, on behalf of the Board, evaluates and approves financings, mergers, acquisitions, divestitures and other financial commitments of Cadence to unaffiliated third parties that involve amounts up to $60 million.

The Finance Committee held seven meetings during fiscal 2012.

Board Leadership Structure

Mr. Tan serves as CEO and Dr. Shoven, an independent director, serves as Chairman of the Board. The Board believes that Cadence and its stockholders are best served at this time by this leadership structure because it is valuable to have strong independent leadership to assist the Board in fulfilling its role of overseeing the management of Cadence and its risk management practices, separate from the CEO. While the Corporate Governance Guidelines permit the roles of the Chairman of the Board and the CEO to be filled by the same or different individuals, they require a lead independent director if the roles were to be combined. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on Cadence’s needs and the Board’s assessment of Cadence’s leadership from time to time.

Risk Oversight

The Board exercises its risk oversight function through the Board as a whole and through certain of its committees. The Board and the relevant committees seek to understand and oversee the most critical risks facing Cadence. The Board does not view risk in isolation, but considers risk as part of its regular consideration of business decisions and business strategy. The Board as a whole has the ultimate responsibility for the oversight of risk management, but has delegated the oversight of certain risks to the Audit Committee and the Compensation Committee. The Audit Committee is responsible for overseeing risk management as it relates to Cadence’s financial condition, financial statements, financial reporting process and accounting matters. The Compensation Committee is responsible for overseeing Cadence’s overall compensation practices, policies and programs and assessing the risks associated with such practices, policies and programs. The Board and the relevant committees review with Cadence’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in Cadence’s strategic decisions, the Board and the relevant committees also discuss risk throughout the year in relation to specific proposed actions.

COMPENSATION OF DIRECTORS

Directors who are Cadence employees, such as Mr. Tan, do not receive additional compensation for their service on the Board. The following table sets forth the compensation earned by Cadence’s non-employee directors (as defined below) for their service on the Board in fiscal 2012:

DIRECTOR COMPENSATION FOR FISCAL 2012

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Susan L. Bostrom	$101,000	$130,183	$18,986	$250,169
Donald L. Lucas(4)	181,000	130,183	7,951	319,134
Dr. James D. Plummer	107,000	130,183	0	237,183
Dr. Alberto Sangiovanni-Vincentelli	88,000	130,183	60,469	278,652
George M. Scalise	101,000	130,183	17,475	248,658
Dr. John B. Shoven	226,000	260,365	5,608	491,973
Roger S. Siboni	155,000	130,183	16,719	301,902
John A.C. Swainson(5)	34,473	130,183	0	164,656

(1)	As of December 29, 2012, the aggregate number of outstanding stock options held by each director was as follows: Ms. Bostrom — 56,250; Mr. Lucas — 175,000; Dr. Plummer — 37,500; Dr. Sangiovanni-Vincentelli — 225,000; Mr. Scalise — 225,000; Dr. Shoven — 400,000; Mr. Siboni — 225,000; and Mr. Swainson — 150,000.

(2)	In accordance with SEC rules, the amount shown reflects the grant date fair value of stock options granted during fiscal 2012 calculated pursuant to Financial Accounting Standards Board Codification (ASC) 718, Compensation — Stock Compensation (“FASB ASC 718”). The grant date fair value is based on the price of Cadence common stock on the date the stock option was granted and does not reflect any fluctuations in the price of Cadence common stock subsequent to the grant date. The amount shown therefore does not reflect the financial benefit that the holder of the stock option will actually realize upon the vesting of the stock option nor whether the stock option will be exercised or exercisable prior to its expiration. The assumptions used to calculate the valuation of the stock options for fiscal 2012 are set forth in Note 11 to the Notes to Consolidated Financial Statements in Cadence’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

(3)	All Other Compensation for Ms. Bostrom, Dr. Shoven and Messrs. Lucas, Scalise and Siboni consists of reimbursements pursuant to the director medical and prescription benefits coverage reimbursement plan described below. All Other Compensation for Dr. Sangiovanni-Vincentelli consists of $10,469 in reimbursements pursuant to the director medical and prescription benefits coverage reimbursement plan and $50,000 in consulting fees as described below.

(4)	Mr. Lucas retired from the Board, effective February 12, 2013.

(5)	Mr. Swainson did not stand for re-election at the 2012 annual meeting of Cadence stockholders, which was held on May 4, 2012. The option award granted to Mr. Swainson in fiscal 2012 did not vest because his board service ended before the vesting date.

A “non-employee director” is a Cadence director who was not an employee of Cadence during fiscal 2012. The annual retainer for non-employee directors is set at $80,000, with an additional annual retainer of $80,000 for a non-employee director serving as Chairman of the Board. A non-employee director serving as Chairman of the Audit Committee receives an annual retainer of $40,000 per year and a non-employee director serving as Chairman of the Corporate Governance and Nominating Committee receives an annual retainer of $20,000 per year. A non-employee director serving as Chairman of the Finance Committee received an annual retainer of $40,000 per year in fiscal 2012 and, beginning February 12, 2013, receives an annual retainer of $30,000 per year. A non-employee director serving as Chairman of the Compensation Committee received an annual retainer of $20,000 in fiscal 2012 and, beginning January 1, 2013, receives an annual retainer of $30,000 per year. A non-employee director serving as Chairman of the Board is also eligible to receive fees for service as the Chairman of any of these Board committees.

Each non-employee director of Cadence who served for the full fiscal year earned an $80,000 retainer for service on the Board in fiscal 2012. Mr. Swainson, who did not stand for re-election at the 2012 annual meeting of Cadence stockholders, earned $27,473 as a pro-rated retainer for his service on the Board in fiscal 2012. Dr. Shoven earned an additional retainer of $80,000 for his service as Chairman of the Board and a retainer of $20,000 for his service as Chairman of the Compensation Committee. Mr. Siboni earned a retainer of $40,000 for his service as Chairman of the Audit Committee. Mr. Lucas earned a retainer of $20,000 for his service as the Chairman of the Corporate Governance and Nominating Committee and a retainer of $40,000 for his service as the Chairman of the Finance Committee. Each non-employee director also received meeting fees of $2,000 for each meeting attended in person and $1,000 for each meeting attended via telephone. No additional compensation was paid when the Board or a committee acted by unanimous written consent in lieu of a meeting. Non-employee directors were also eligible for reimbursement of expenses they incurred in connection with attending Cadence’s Board meetings in accordance with Cadence’s expense reimbursement policy.

On April 2, 2012, under Cadence’s 1995 Directors Stock Incentive Plan (the “Directors Plan”), each non-employee director was granted an option to purchase 25,000 shares of Cadence common stock, and Dr. Shoven, the non-employee director serving as Chairman of the Board, was granted an option to purchase an additional 25,000 shares of common stock. These stock option grants vest and become exercisable in full on March 31, 2013 and have an exercise price equal to the average closing price of Cadence common stock for the 20 trading days prior to the grant date.

On February 11, 2013, also under the Directors Plan, each non-employee director (other than Dr. Shoven) was granted an option to purchase 10,000 shares of Cadence common stock and an incentive stock award of 7,500 shares of Cadence common stock, and Dr. Shoven, the non-employee director serving as Chairman of the Board, was granted an option to purchase 20,000 shares of Cadence common stock and an incentive stock award of 15,000 shares of Cadence common stock. These stock option and incentive stock award grants vest and become exercisable in full on the first anniversary of the date of grant and the stock option grants have an exercise price equal to the closing price of Cadence common stock on the grant date.

Each non-employee director who joins the Board may be granted stock options, incentive stock and restricted stock units under the Directors Plan, the amounts of which are determined at the sole discretion of the Board or its designated committee. On February 12, 2013, Mr. Sohn was elected to the Board and was granted an option to purchase 10,000 shares of Cadence common stock and an incentive award of 7,500 shares of Cadence common stock. These stock option and incentive stock award grants also vest and become exercisable in full on the first anniversary of the date of grant and the stock option grant has an exercise price equal to closing price of Cadence common stock on the grant date.

Directors may elect to defer cash compensation payable to them under Cadence’s deferred compensation plan. These deferred compensation payments are held in accounts with values indexed to the performance of selected mutual funds, self-directed accounts or money market accounts. Cadence does not match contributions made under Cadence’s deferred compensation plan.

In addition, a medical and prescription benefits coverage reimbursement plan is available for active non-employee directors, eligible retired directors and their dependents (the “Medical Reimbursement Plan”). All non-employee directors and their dependents are eligible for coverage under the Medical Reimbursement Plan during their term of service on the Board. Retired employee and non-employee directors and their dependents are eligible for continuing coverage under the Medical Reimbursement Plan after the director’s termination of service for a term not to exceed such director’s term of service on the Board. In accordance with the Medical Reimbursement Plan, which was last amended in February 2011, a director’s eligibility for participation in the Medical Reimbursement Plan immediately ceases if the plan administrator determines that an eligible director violated the Code of Business Conduct or is engaged as employee, consultant, director, advisor, or significant investor of a Cadence competitor. Under the Medical Reimbursement Plan, Cadence reimburses 100% of the premiums for participants and their dependents up to a maximum of $20,000 per calendar year, which maximum amount may be adjusted for future changes in medical costs. Benefits under the Medical Reimbursement Plan are fully taxable to the participants and Cadence does not gross up reimbursement payments to cover any such taxes.

Dr. Sangiovanni-Vincentelli earned $50,000 for consulting services performed for Cadence in fiscal 2012, pursuant to a consulting agreement entered into by Cadence and Dr. Sangiovanni-Vincentelli in November 2011. Dr. Sangiovanni-Vincentelli has a deep understanding of Cadence’s technology and the market in which it operates and Cadence’s CEO requested that he advise him in connection with important strategic direction and actions. The consulting agreement also contained confidentiality and non-solicitation provisions in favor of Cadence. In addition to consulting fees, the agreement provided for reimbursement of reasonable costs and expenses incurred in the performance of work under the consulting agreement in accordance with Cadence policy. The consulting agreement ended on December 31, 2012 and was not renewed.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

The Corporate Governance and Nominating Committee has recommended, and the Board has nominated, the eight nominees named below for election to the Board. Each director elected at the Annual Meeting will hold office until the 2014 annual meeting of Cadence stockholders and until his or her successor is elected and qualified, or until the director’s earlier resignation, removal or death. Each nominee listed below is currently a Cadence director, and all of the nominees, except Mr. Sohn, have previously been elected by Cadence’s stockholders.

DIRECTOR QUALIFICATIONS AND DIVERSITY

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee Cadence’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Cadence’s current and future needs.

The Corporate Governance and Nominating Committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Corporate Governance Guidelines, include a prospective nominee’s integrity, experience, judgment, diversity of background, independence, ability to commit sufficient time and attention to Board activities, skills such as an understanding of electronic design, semiconductor and electronics systems technologies, international background and other relevant characteristics. The Corporate Governance and Nominating Committee considers all of these criteria in the context of the perceived needs of the Board at that point in time. In addition, the Corporate Governance and Nominating Committee annually reviews with the Board the appropriate skills and characteristics required of directors in the context of the current composition of the Board. In seeking a diversity of background, the Corporate Governance and Nominating Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as Cadence’s needs evolve and change over time, and also enables the Board to assess the effectiveness of its policy to seek a diversity of background on the Board. In identifying director candidates from time to time, the Corporate Governance and Nominating Committee and the Board may establish specific skills and experience that it believes Cadence should seek in order to have an effective board of directors.

In evaluating director candidates and considering incumbent directors for renomination to the Board, the Corporate Governance and Nominating Committee has considered all of the criteria described above and, for incumbent directors, past performance on the Board. Among other things, the Corporate Governance and Nominating Committee has determined that it is important to have individuals with the following skills and experiences on the Board:

•

Strong technologists with in-depth understanding of electronic design, semiconductor and electronics systems technologies, which is vital in understanding and reviewing Cadence’s strategy, including product development and the acquisition of businesses that offer complementary products, services or technologies;

•	Current or former executives with significant operating experience that gives them specific insight into developing, implementing and assessing Cadence’s operating plan and business strategy;

•	Substantial international experience, which is particularly important given Cadence’s global business and operations;

•	Financial expertise with which to evaluate Cadence’s financial statements and capital structure; and

•	Corporate governance experience from publicly traded companies to support Cadence’s goals of accountability for management and the Board, and protection of stockholder interests.

The Corporate Governance and Nominating Committee believes that all of the eight director nominees listed below are highly qualified and have the skills and experience required for service on the Board. The biographies below contain information regarding their experience, qualifications and skills.

NOMINEES

The names of the nominees and certain information about them, including term of service as a Cadence director and age as of the Annual Meeting, are set forth below:

Susan L. Bostrom 52 Years Old Director Since 2011, and previously from 2001 to 2005 Former Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs, Cisco Systems, Inc.

Susan L. Bostrom served as Executive Vice President, Chief Marketing Officer, Worldwide Government Affairs, of Cisco Systems, Inc., a networking equipment provider, from 2006 to 2011. From 1997 to January 2006, Ms. Bostrom served in a number of positions at Cisco Systems, Inc., including as Senior Vice President, Chief Marketing Officer, Vice President of the Internet Business Solutions Group and Vice President of Applications and Services Marketing. Ms. Bostrom also serves as a director of Varian Medical Systems, Inc., Stanford Hospital and Clinics and Georgetown University and is a member of the Advisory Board of the Stanford Institute for Economic Policy Research and the Management Board of the Stanford Graduate School of Business.

As a former executive at one of the world’s leading technology companies and an experienced director, Ms. Bostrom has broad knowledge of marketing, government affairs, public policy and developing trends in networking and new media, as well as substantial international, financial and corporate governance expertise.

Dr. James D. Plummer 68 Years Old Director Since 2011 John M. Fluke Professor of Electrical Engineering, Frederick E. Terman Dean of the School of Engineering Stanford University

Dr. James D. Plummer has been a Professor of electrical engineering at Stanford University since 1978, and the Dean of the School of Engineering since 1999. Dr. Plummer has won numerous awards for his research and is a member of the U.S. National Academy of Engineering. Dr. Plummer directed the Stanford Nanofabrication Facility from 1994 to 2000. Dr. Plummer also serves as a director of International Rectifier Corporation and Intel Corporation, and served as a director of Leadis Technology, Inc. from 2001 to 2009.

As the Dean of the School of Engineering and a professor of electrical engineering at Stanford University and a director of large technology corporations, Dr. Plummer has significant industry and technical expertise, as well as substantial financial and corporate governance expertise.

Dr. Alberto Sangiovanni-Vincentelli 65 Years Old Director Since 1992 Professor of Electrical Engineering and Computer Sciences, University of California, Berkeley

Dr. Alberto Sangiovanni-Vincentelli was a co-founder of SDA Systems, Inc., a predecessor of Cadence. Since 1976, Dr. Sangiovanni-Vincentelli has been a professor of electrical engineering and computer sciences at the University of California, Berkeley, where he holds the Edgar L. and Harold H. Buttner Chair of Electrical Engineering. Dr. Sangiovanni-Vincentelli was elected to the National Academy of Engineering in 1998 and received the Kaufman Award from the Electronic Design Automation Consortium in 2001, the IEEE/RSE Wolfson James Clerk Maxwell Medal for his exceptional impact on the development of electronics and electrical engineering or related fields in 2008, the ACM/IEEE A. Richard Newton Technical Impact Award in Electronic Design Automation in 2009 and the EDAA Lifetime Achievement Award in 2012.

As a co-founder of one of Cadence’s predecessor companies, a professor of electrical engineering at the University of California, Berkeley and a well-known expert in electrical engineering and computer science, Dr. Sangiovanni-Vincentelli is a strong technologist with significant industry expertise, as well as substantial international experience.

George M. Scalise 79 Years Old Director Since 1989 Former President, Semiconductor Industry Association

George M. Scalise served as President of the Semiconductor Industry Association, an association of semiconductor manufacturers and suppliers, from 1997 to 2010. Mr. Scalise served on the Board of Directors of the Federal Reserve Bank of San Francisco from 2000 to 2005, including as Deputy Chairman from 2001 to 2003 and as Chairman from 2003 to 2005. Mr. Scalise served as Executive Vice President and Chief Administrative Officer of Apple Computer, Inc. (now Apple, Inc.) from 1996 to 1997. Mr. Scalise also served as Senior Vice President of Planning and Development and Chief Administrative Officer of National Semiconductor Corporation, a semiconductor company, from 1991 to 1996. Mr. Scalise served on President George W. Bush’s Council of Advisors on Science and Technology from 2001 to 2009. Mr. Scalise also serves as a director of ATMI, Inc. and Intermolecular, Inc.

As a former President of the Semiconductor Industry Association, a former board member of the Federal Reserve and a former Chief Administrative Officer of Apple Computer, Inc. (now Apple, Inc.), Mr. Scalise has significant semiconductor, operating and financial expertise and substantial international experience.

Dr. John B. Shoven 65 Years Old Director Since 1992 Professor of Economics, Stanford University	Dr. John B. Shoven has served as Chairman of the Board since 2005. Dr. Shoven is the Charles R. Schwab Professor of economics at Stanford University and the Wallace R. Hawley Director of the Stanford Institute for Economic Policy Research. He is also a senior fellow at the Hoover Institution, a fellow of the American Academy of Arts and Sciences and a research associate at the National Bureau of Economic

Research. Dr. Shoven has been a member of the faculty at Stanford University since 1973, serving as Chairman of the Economics Department from 1986 to 1989, director of the Center for Economic Policy Research from 1988 to 1993 and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven also serves as a director of Exponent, Inc., Financial Engines, Inc. and the Mountain View Board of American Century Funds.

As a professor of economics at Stanford University, the director of the Stanford Institute for Economic Policy Research and a director of a number of companies, Dr. Shoven has strong financial and corporate governance expertise.

Roger S. Siboni 58 Years Old Director Since 1999 Independent Investor

Roger S. Siboni served as Chairman of the Board of Epiphany, Inc., a software company that provided customer relationship management solutions, from 2003 to 2005, and as President and Chief Executive Officer of Epiphany, Inc. from 1998 to 2003. Prior to joining Epiphany, Inc., Mr. Siboni spent more than 20 years at KPMG LLP, most recently as its Deputy Chairman and Chief Operating Officer. Mr. Siboni also serves as a director of Dolby Laboratories, Inc.

Mr. Siboni served as a director of ArcSight, Inc. from 2009 to 2010, Classmates Media Corporation from 2007 to 2010 and infoGroup, Inc. from 2009 to 2010.

As a former Chairman of the Board and Chief Executive Officer of Epiphany, Inc., a former Chief Operating Officer of and an accountant at KPMG LLP and a director of a number of technology companies, Mr. Siboni has significant operating experience, as well as financial, accounting and corporate governance expertise and substantial international experience.

Young K. Sohn 57 Years Old Director Since 2013 President and Chief Strategy Officer, Samsung Electronics

Young K. Sohn has served as President and Chief Strategy Officer of Samsung Electronics, a consumer electronics company, since 2012. Mr. Sohn also has served as a senior advisor at Silver Lake, a private investment firm, since 2012, and as a senior advisor at Inphi Corporation, a provider of high-speed mixed signal semiconductor solutions, since 2012. Mr. Sohn served as President and Chief Executive Officer of Inphi Corporation, from 2007 to 2012. Prior to joining Inphi Corporation, Mr. Sohn served as president of Agilent Technologies, Inc.’s Semiconductor Group from 2003 until his retirement in 2005, as chief executive officer of Oak Technology, Inc. from 1999 until it was acquired by Zoran Corporation in 2003, and in executive positions at Quantum Corporation from 1992 to 1999, including as co-president and general manager. Mr. Sohn also serves as a director of Cymer, Inc. and on the North American Executive Board for the MIT Sloan School of Management.

Mr. Sohn served as a director of ARM Holdings plc from 2007 to 2012 and Inphi Corporation from 2007 to 2012.

As President and Chief Strategy Officer of Samsung Electronics and former director and executive at a number of semiconductor companies, Mr. Sohn has significant operating experience in the semiconductor industries, as well as corporate governance and substantial international experience.

Lip-Bu Tan 53 Years Old Director Since 2004 President and Chief Executive Officer, Cadence Design Systems, Inc.

Lip-Bu Tan has served as President and Chief Executive Officer of Cadence since 2009. In 1987, Mr. Tan founded Walden International, an international venture capital firm, and since its founding has served as its Chairman. Mr. Tan also serves as a director of Ambarella, Inc., Semiconductor Manufacturing International Corporation and SINA Corporation.

Mr. Tan served as a director of Creative Technology, Ltd. from 1990 to 2009, Inphi Corporation from 2002 to 2012 and Flextronics International Ltd. from 2003 to 2012.

As a Chairman of an international venture capital firm and a director of a number of technology companies, Mr. Tan has extensive experience in the electronic design automation, semiconductor and electronics systems industries, as well as international operations, financial, and corporate governance expertise.

VOTE REQUIRED AND BOARD RECOMMENDATION

The Board recommends a vote FOR the election of each of the eight nominees. The election of directors at the Annual Meeting requires that each director receive a majority of the votes cast with respect to that director, which means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. If, however, the election of directors is contested, the directors will be elected by the affirmative vote of a plurality of the votes cast at the annual meeting. The election this year is not contested and the majority voting standard outlined above applies.

In order for an incumbent Cadence director to become a nominee at the Annual Meeting, such director must submit an irrevocable resignation that becomes immediately effective if the votes cast “for” such director do not exceed the votes cast “against” such director in an election that is not a contested election, and if the Board accepts the resignation in accordance with the policies and procedures adopted by the Board for such purpose. If a nominee who is currently serving as a Cadence director is not elected at the Annual Meeting, the Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject such director’s resignation, or whether to take other action. The Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose (as required by applicable law) its decision and the reasons behind it within 90 days from the date the election results are certified.

If any nominee should be unavailable for election as a result of unexpected circumstances, shares will be voted for the election of any substitute nominee named by the Board. Each person nominated for election has agreed to be named in this proxy statement and to serve if elected, and Cadence has no reason to believe that any nominee will be unable to serve.

Abstentions will be treated as being present and entitled to vote on the proposal; however, abstentions are not counted as votes “for” or “against” directors and will not have an effect on the election of directors. Unless marked to the contrary, executed proxies received will be voted FOR the election of each of the eight director nominees if authority to do so is not withheld.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH DIRECTOR NOMINEE.

PROPOSAL 2

APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

Cadence’s Employee Stock Purchase Plan (“ESPP”) was last amended and restated, and subsequently approved by stockholders, on May 13, 2009, with 66,500,000 total shares of common stock authorized for issuance.

On February 6, 2012, the Compensation Committee approved an amendment and restatement of the ESPP, primarily for the purpose of adding a non-tax qualified component to the ESPP for use in foreign jurisdictions. On February 12, 2013, the Board approved an amendment to the ESPP to increase the number of shares of common stock authorized for issuance by 7,500,000 shares for a total of 74,000,000 shares authorized under the ESPP, subject to stockholder approval.

As of March 6, 2013, 2,818,367 shares of common stock remained available for issuance under the ESPP. The proposed increase in the number of shares authorized for issuance under the ESPP represents approximately 2.7% of Cadence’s outstanding common stock as of the Record Date.

REASONS FOR THE PROPOSED INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE ESPP

The Board approved the most recent amendment to the ESPP to ensure that Cadence can continue to grant purchase rights to its employees. The ESPP provides eligible employees with the opportunity to become Cadence stockholders and participate in Cadence’s success, which aligns the interests of participating employees with those of stockholders. The ESPP also helps to attract and retain employees because employee stock purchase plans are a common benefit offered by Cadence’s competitors and other industry leaders. In addition, approximately two-thirds of Cadence’s eligible employees participate in the ESPP as of the Record Date. As evidenced by the high level of employee participation, Cadence believes that the ESPP is a highly valued benefit that is necessary in order for Cadence to compete with other companies in attracting and retaining employees.

SUMMARY OF THE ESPP

The following summary of the main features of the ESPP, as amended, is qualified in its entirety by the complete text of the ESPP, a copy of which is attached as Appendix A to this proxy statement.

PURPOSE

The purpose of the ESPP is to provide a means by which Cadence can offer its employees, as well as the employees of certain affiliates and related entities designated by the Board, an opportunity to purchase Cadence common stock. In doing so, the ESPP assists Cadence in retaining the services of its employees, securing and retaining the services of new employees, and providing incentives for these persons to exert maximum efforts for the success of Cadence.

The ESPP includes two components: a “423 Component” and a “Non-423 Component.” It is the intention of Cadence to have the 423 Component qualify as an employee stock purchase plan under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed to extend and limit participation on a uniform and nondiscriminatory basis consistent with the requirements of Section 423. In addition, the ESPP authorizes the grant of rights under a Non-423 Component that does not qualify as an employee stock purchase plan under Section 423. Rights under the Non-423 Component will be granted pursuant to offerings, rules, procedures or sub-plans adopted by the Board designed to achieve tax, securities laws or other objectives for eligible employees, Cadence and designated affiliates and related entities.

ADMINISTRATION

The Board administers the ESPP and has the final power to construe and interpret both the ESPP and the rights granted under it. The Board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase Cadence common stock will be granted, the provisions of each offering of these rights (which need not be identical), and whether employees of a designated affiliate or related entity of Cadence will be eligible to participate in the ESPP.

The Board may delegate administration of the ESPP to a committee comprised of not less than two Board members. The Board has delegated administration of the ESPP to the Compensation Committee. As used in this proxy statement solely with respect to the ESPP, the “Board” refers to any committee the Board appoints to administer the ESPP as well as to the Board itself.

SHARES SUBJECT TO THE ESPP

Upon stockholder approval of this proposal, an additional 7,500,000 shares of common stock would be reserved for issuance under the ESPP for an aggregate of 74,000,000 shares authorized, of which an aggregate of 10,318,367 shares would be available for issuance as of the Record Date. The proposed increase in the number of shares authorized for issuance under the ESPP represents approximately 2.7% of Cadence’s outstanding common stock as of the Record Date. If rights granted under the ESPP expire, lapse or otherwise terminate without being exercised, the shares of common stock not purchased under the rights again become available for issuance under the ESPP.

Because benefits under the ESPP depend on employees’ voluntary elections to participate and the fair market value of Cadence common stock at various future dates, it is not possible as of the date of this proxy statement to accurately determine future benefits that will be received by executive officers and other employees under the ESPP.

OFFERINGS

The Board implements the ESPP by offering participation rights to all eligible employees. Currently, each ESPP offering period is six months long, commencing on February 1 and August 1 of each year, and ending on July 31 and January 31, respectively. If February 1 or August 1 is not a trading day, the offering period will commence on the first trading day after February 1 or August 1. If January 31 or July 31 is not a trading day, the offering period will end on the first trading day before July 31 or January 31.

ELIGIBILITY

Subject to any additional requirements consistent with the requirements of Section 423 of the Code (only with respect to the 423 Component), any person employed by Cadence or employed by any affiliated or related entity designated by the Board is eligible to participate in an offering if the employee was employed by Cadence or a designated affiliate or related entity on the fifteenth (15th) day of the month before the first day of the offering period. Approximately 94% of the employees of Cadence and its subsidiaries, including all of Cadence’s executive officers, are eligible to participate in the ESPP. Cadence’s non-employee directors are not eligible to participate in the ESPP.

No employee is eligible to participate in the ESPP if, immediately after the grant of purchase rights, the employee would, directly or indirectly, own stock or hold options possessing 5% or more of the total combined voting power or value of all classes of stock of Cadence or of any Cadence parent or subsidiary, including any stock which the employee may purchase under outstanding rights and options. In addition, as required by Section 423 of the Code, with respect to the 423 Component, no employee may accrue the right to purchase shares under the ESPP at a rate that exceeds $25,000 worth of common stock (determined at the fair market value of the shares at the time the right is granted, which fair market value is based upon the closing price of the shares) for any calendar year in which such right is outstanding. The Board can, and has, imposed further limitations on the rate at which employees may accrue the right to purchase shares under the ESPP, as discussed below.

Rights granted in any offering under the ESPP terminate immediately upon cessation of an employee’s employment for any reason, and Cadence will distribute to a former employee all of his or her accumulated contributions, without interest.

PARTICIPATION IN THE ESPP

The Board has the discretion to designate the maximum percentage of gross earnings (before withholding of taxes and other amounts) and dollar amount that eligible employees may contribute toward the purchase of common stock under the ESPP, which the Board may modify from time to time. Currently, eligible employees are permitted to contribute a maximum of 5% of their gross earnings (before withholding of taxes and other amounts) or $6,000, whichever is lower, toward the purchase common stock under the ESPP each calendar year.

Upon an employee’s withdrawal from an offering, Cadence will distribute to the employee his or her accumulated contributions, without interest, less any accumulated contributions previously applied to the purchase of common stock on the employee’s behalf during the offering.

PURCHASE PRICE

The purchase price at which shares of common stock are sold in an offering under the ESPP is the lower of:

•	85% of the closing price of a share of common stock on the first day of the offering period; or

•	85% of the closing price of a share of common stock on the last day of the offering period.

PURCHASE OF STOCK

A participant accumulates the purchase price of the shares by contributions over the course of the offering period. A participant may not make additional payments into his or her account.

In connection with offerings made under the ESPP, the Board may specify a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum number of shares of common stock that may be purchased in that offering by all participants. If the total number of shares to be purchased upon exercise of rights granted in the offering exceeds the maximum aggregate number of shares of common stock available for the offering, the Board will make a pro rata allocation of available shares in a uniform and equitable manner. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the purchase period at the then applicable purchase price.

DURATION, AMENDMENT AND TERMINATION

The Board may suspend or terminate the ESPP at any time. Unless terminated earlier, the ESPP will terminate when all of the shares reserved for issuance under the ESPP, as increased or adjusted from time to time, have been issued.

The Board may amend the ESPP at any time. Any amendment of the ESPP must be approved by the stockholders within 12 months before or after its adoption by the Board to the extent stockholder approval is necessary for the ESPP to satisfy Section 423 (with respect to the 423 Component) of the Code, Rule 16b-3 under the Exchange Act or any NASDAQ or other applicable securities exchange listing requirements. Generally, under the Code, stockholder approval must be obtained if the amendment would, among other things:

•	increase the number of shares of common stock reserved for issuance under the ESPP; or

•	modify the provisions regarding eligibility for participation in the ESPP, but only to the extent that Section 423 of the Code requires stockholder approval of such modification.

Rights granted before any amendment or termination of the ESPP will not be altered or impaired by any amendment or termination of the ESPP without the consent of the employee to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

In the event of a dissolution or liquidation of Cadence, all offerings will terminate prior to the consummation of the proposed transaction or, at the Board’s discretion, the purchase date of any offering will be accelerated so that the outstanding rights may be exercised before or concurrent with the proposed transaction. In the event of a proposed sale of all or substantially all of the assets of Cadence, or the merger of Cadence with or into another corporation where Cadence is not the surviving corporation, all offerings will terminate prior to the consummation of the proposed event, unless the surviving corporation assumes the rights under the ESPP or substitutes similar rights, or the Board, at its discretion, provides that participants may exercise outstanding rights. If the Board makes a right exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board must notify participants that their rights under the ESPP will be fully exercisable for a period of twenty (20) days from the date of such notice, or other period of time as the Board determines.

FEDERAL INCOME TAX INFORMATION – 423 COMPONENT ONLY

The following is an overview, as of the date of this proxy statement, of the effect of federal income taxation upon the participants and Cadence with respect to the grant and exercise of rights granted under the 423 Component of the ESPP, but is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, is subject to change and is not intended to be relied upon as tax advice. Participants in the ESPP should consult their own tax advisors regarding the specific tax consequences to them of participating in the ESPP.

Rights granted under the 423 Component of the ESPP are intended to qualify for favorable federal income tax treatment associated with an employee stock purchase plan that qualifies under Section 423 of the Code, which requires stockholder approval of the ESPP and certain amendments.

A participant will be taxed on amounts withheld for the purchase of shares of common stock under the 423 Component of the ESPP as if such amounts were actually received. No other income will be taxable to a participant as a result of participating in the 423 Component of the ESPP until the disposition of the acquired shares, and the effect of taxation will depend on the holding period of the acquired shares.

If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the participant will recognize ordinary income equal to the lesser of:

•	the amount by which the fair market value of the stock at the time of such disposition exceeds the purchase price; or

•	the amount by which the fair market value of the stock as of the beginning of the offering period exceeds the purchase price determined as of the beginning of the offering period.

Any further gain or any loss will be taxed as a long-term capital gain or loss. Generally, long-term capital gains are currently subject to lower tax rates than ordinary income. The deductibility of capital losses is limited.

If the stock is sold or disposed of before the expiration of either of the two holding periods described above, then the amount by which the fair market value of the stock on the purchase date exceeds the purchase price will be treated as ordinary income at the time of disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on the purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held. As mentioned above, the deductibility of capital losses is limited, and thus a disposition of the stock, before the expiration of the one and two-year holding periods described above, for an amount less than the fair market value of the stock on the purchase date could result in ordinary income (and a tax liability) and a non-deductible capital loss.

Cadence generally is entitled to a tax deduction to the extent amounts are taxed as ordinary income to a participant, subject to satisfying tax reporting obligations. In all other cases, no tax deduction is allowed to Cadence.

VOTE REQUIRED AND BOARD RECOMMENDATION

The Board recommends a vote FOR approval of an increase in the number of authorized shares of common stock reserved for issuance under the ESPP. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of the proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the effect of votes against the proposal. Broker non-votes will be treated as not being entitled to vote on the proposal and, therefore, are not counted for purposes of determining whether the proposal has been approved. Unless marked to the contrary, proxies received will be voted FOR approval of an increase in the number of authorized shares of common stock reserved for issuance under the ESPP.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 3

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

BACKGROUND TO THE ADVISORY VOTE

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act enable Cadence’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this proxy statement.

CADENCE’S COMPENSATION PROGRAM

Stockholders are encouraged to read the “Compensation Discussion and Analysis” in this proxy statement and the tables and narrative for the details on Cadence’s executive compensation. Cadence’s executive compensation programs are designed to support the long-term success of Cadence and the creation of stockholder value.

Cadence continued its positive momentum in fiscal 2012, continuing to grow its business and increase stockholder value by delivering quality technical solutions, implementing a number of efficiency measures, and improving its operating margins. Total revenue in fiscal 2012 was $1.326 billion, a 15% increase over total revenue in fiscal 2011. Cadence’s stockholders realized a 29% return in fiscal 2012, following a 26% total stockholder return in fiscal 2011. The focus of Cadence’s management team, including the Named Executive Officers, was critical to Cadence’s effective execution and continued strong performance through fiscal 2012.

Highlights of Cadence’s executive compensation program for fiscal 2012 include tying a significant majority of executive officers’ compensation to performance, emphasizing alignment between long-term equity incentives and Cadence stock performance, and not providing its executive officers with any material perquisites or tax gross-ups. In addition, after four years of eliminated or reduced bonus eligibility, Cadence restored the executive officers’ eligibility to achieve their full target bonuses upon the achievement of the Cadence financial plan goals.

Cadence’s focus on pay-for-performance in its compensation policies and decisions was critical to its fiscal 2012 performance. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” below are consistent with sound executive compensation principles, as well as stockholder interests and concerns, and that such policies and procedures will act to incentivize the achievement of Cadence’s goals moving forward.

In accordance with Section 14A of the Exchange Act, Cadence is asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to Cadence’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K of the Exchange Act, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby APPROVED.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee value the opinions of Cadence’s stockholders and will review and consider the voting results when evaluating Cadence’s executive compensation program.

THE BOARD RECOMMENDS A VOTE FOR THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

PROPOSAL 4

RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as Cadence’s independent registered public accounting firm for the fiscal year ending December 28, 2013. Pursuant to the Audit Committee charter, the Board has directed management to submit the selection of the independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited Cadence’s financial statements since fiscal 2002. Representatives from KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as Cadence’s independent registered public accounting firm is not required by Cadence’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If Cadence’s stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of Cadence and its stockholders.

VOTE REQUIRED AND BOARD RECOMMENDATION

The Board recommends a vote FOR ratification of the selection of KPMG LLP. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required for approval of this proposal. Abstentions will be treated as being present and entitled to vote on the proposal and, therefore, will have the effect of votes against the proposal. Unless marked to the contrary, proxies received will be voted FOR ratification of the selection of KPMG LLP.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS CADENCE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is currently comprised of three non-employee directors of Cadence who are “independent” as defined by the listing standards of NASDAQ and as defined under the Exchange Act. During fiscal 2012, the Audit Committee was comprised of Drs. Shoven and Plummer and Messrs. Lucas and Siboni. Mr. Siboni served as the Audit Committee’s Chairman. Mr. Lucas retired from the Board in February 2013. The Audit Committee met eight times in fiscal 2012.

The Audit Committee operates under a charter that was last amended by the Board in February 2012. The Audit Committee charter is posted on the investor relations page of Cadence’s website at www.cadence.com/cadence/investor_relations. As more fully described in its charter, the Audit Committee appoints and retains the independent registered public accounting firm and oversees the quality and integrity of Cadence’s financial statements, Cadence’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of Cadence’s internal audit function, Cadence’s accounting and financial reporting processes and the audits of Cadence’s financial statements on behalf of the Board.

In this context, the Audit Committee has reviewed and discussed the audited financial statements included in Cadence’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 with Cadence’s management and KPMG LLP, Cadence’s independent registered public accounting firm. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed under Public Company Accounting Oversight Board standards (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from Cadence and its management. The Audit Committee has also considered whether the provision of other non-audit services by KPMG LLP to Cadence is compatible with KPMG LLP’s independence.

In reliance on the reviews and discussions referred to above, the current members of the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Cadence’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 for filing with the SEC.

AUDIT COMMITTEE

Roger S. Siboni, Chairman

James D. Plummer

John B. Shoven

The foregoing Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Cadence under the Securities Act of 1933, as amended, or under the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.

FEES BILLED TO CADENCE BY KPMG LLP DURING FISCAL 2012 AND 2011

The following table presents fees incurred by Cadence for professional services rendered by KPMG LLP for the fiscal years ended December 29, 2012 and December 31, 2011.

	Fiscal Year Ended December 29, 2012		Fiscal Year Ended December 31, 2011
	(In thousands)
Audit Fees(1)	$2,670		$2,738
Audit-Related Fees(2)	—		—

Total Audit and Audit-Related Fees	2,670		2,738
Tax Fees(3)	56	(4)	99	(5)
All Other Fees	—		—

Total Fees	$2,726		$2,837

(1)	Includes fees for the audit of Cadence’s consolidated financial statements in Cadence’s Annual Report on Form 10-K, fees for the audit of Cadence’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, fees for the review of the interim condensed consolidated financial statements in Cadence’s Quarterly Reports on Form 10-Q and fees for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or other engagements.

(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of Cadence’s consolidated financial statements that are not reported under “Audit Fees.”

(3)	Includes fees for tax compliance, tax advice and tax planning.

(4)	Tax Fees for fiscal 2012 consisted of tax compliance fees of $44,000 and tax advice and tax planning fees of $12,000.

(5)	Tax Fees for fiscal 2011 consisted of tax compliance fees of $43,750 and tax advice and tax planning fees of $55,000.

AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG LLP prior to the engagement of KPMG LLP with respect to such services. Pursuant to its pre-approval policy, the Audit Committee has pre-approved specified audit services, audit-related services, tax compliance services and tax planning and related tax services.

However, engagements for these pre-approved audit-related and tax services with an estimated cost of more than $250,000 or that exceed the applicable budgeted amount for the pre-approved services must be pre-approved on a case-by-case basis by the Audit Committee or the Chairman of the Audit Committee, or, if the Chairman is unavailable, another member of the Audit Committee. In addition, any proposed engagement of KPMG LLP for services that are not pre-approved audit-related and tax services as described above must also be pre-approved on a case-by-case basis by the Audit Committee or the Chairman of the Audit Committee, or, if the Chairman is unavailable, another member of the Audit Committee. The members to whom such authority is delegated must report any approval decisions to the full Audit Committee at its next scheduled meeting. None of the services described in the table above entitled “Fees Billed to Cadence by KPMG LLP During Fiscal 2012 and 2011” were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) of Regulation S-X of the Exchange Act.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Cadence common stock as of March 6, 2013, the Record Date, unless otherwise indicated below, by:

•	All those known by Cadence to be beneficial owners of more than 5% of its common stock;

•	Each of the current or former executive officers named in the Summary Compensation Table presented below under “Compensation of Executive Officers;”

•	All directors and director nominees; and

•	All current executive officers and directors of Cadence as a group.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Five Percent Stockholders:
Wellington Management Company, LLP(2)	29,639,993	10.5%
280 Congress Street
Boston, MA 02210
Dodge & Cox(3)	21,033,375	7.4
555 California Street, 40th Floor
San Francisco, CA 94104
The Vanguard Group(4)	17,868,458	6.3
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.(5)	15,869,527	5.6
40 East 52nd Street
New York, NY 10022
Directors and Executive Officers:
Susan L. Bostrom(6)	63,750	*
Dr. James D. Plummer(6)	45,000	*
Dr. Alberto Sangiovanni-Vincentelli(6)	262,993	*
George M. Scalise(6)	242,500	*
Dr. John B. Shoven(6)	540,000	*
Roger S. Siboni(6)	237,500	*
Young K. Sohn(6)	7,500	*
Lip-Bu Tan(6)(7)	4,070,712	1.4
Geoffrey G. Ribar(6)	281,760	*
Chi-Ping Hsu(6)	631,028	*
Charlie Huang(6)(8)	1,041,835	*
Martin N. Lund(6)	166,145	*
All current executive officers and directors as a group (14 persons)(9)	8,851,379	3.1

*	Less than 1%

(1)	This table is based upon information provided by principal stockholders pursuant to Schedules 13G filed with the SEC and the executive officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Cadence believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned by such stockholder. Beneficial ownership of greater than 5% of Cadence outstanding common stock reflects ownership as of the most recent date indicated under filings with the SEC as noted below, while beneficial ownership of the executive officers and directors is as of the Record Date. Applicable percentages are based on 282,627,300 shares of Cadence common stock outstanding on the Record Date, adjusted as required by rules promulgated by the SEC.

(2)	Wellington Management Company, LLP filed Amendment No. 2 to its Schedule 13G with the SEC on February 14, 2013, indicating that it beneficially owns 29,639,993 shares, for which it has sole voting power with respect to none of the shares, shared voting power with respect to 20,554,935 of the shares, sole dispositive power with respect to none of the shares and shared dispositive power with respect to 29,639,993 shares.

(3)	Dodge & Cox filed Amendment No. 6 to its Schedule 13G with the SEC on February 13, 2013 indicating that it beneficially owns 21,033,375 shares, for which it has sole voting power with respect to 19,627,275 shares, shared voting power with respect to none of the shares, sole dispositive power with respect to 21,033,375 shares and shared dispositive power with respect to none of the shares.

(4)	The Vanguard Group filed Amendment No. 1 to its Schedule 13G with the SEC on February 11, 2013, indicating that it beneficially owns 17,868,458 shares, for which it has sole voting power with respect to 207,941 of the shares, shared voting power with respect to none of the shares, sole dispositive power with respect to 17,674,017 of the shares and shared dispositive power with respect to 194,441 shares.

(5)	BlackRock, Inc. filed Amendment No. 3 to Schedule 13G with the SEC on February 8, 2013, indicating that it beneficially owns 15,869,527 shares, for which it has sole voting power with respect to 15,869,527 shares, shared voting power with respect to none of the shares, sole dispositive power with respect to 15,869,527 shares and shared dispositive power with respect to none of the shares.

(6)	Includes shares that executive officers named in the Summary Compensation Table presented under “Compensation of Executive Officers” and directors of Cadence have the right to acquire within 60 days after the Record Date upon exercise of outstanding stock options as follows:

Susan L. Bostrom	56,250	Young K. Sohn	0
Dr. James D. Plummer	37,500	Lip-Bu Tan	3,075,832
Dr. Alberto Sangiovanni-Vincentelli	225,000	Geoffrey G. Ribar	153,124
George M. Scalise	225,000	Chi-Ping Hsu	472,498
Dr. John B. Shoven	400,000	Charlie Huang	630,414
Roger S. Siboni	225,000	Martin N. Lund	33,645

(7)	Includes 612,716 shares held by the Lip-Bu Tan and Ysa Loo Trust dated 2/3/1992, of which Mr. Tan and his spouse are trustees and for which Mr. Tan shares voting and investment power with his spouse; 15,000 shares held by A&E Investment LLC, the sole member of which is the Lip-Bu Tan and Ysa Loo Trust dated 2/3/1992; 7,000 shares held by L Tan & N Lee & W Lee Trustees, Pacven Walden Inc. 401(k) PSP FBO Lip-Bu Tan for which Mr. Tan has sole voting and investment power; 31,400 shares held by IRA FBO Lip-Bu Tan DB Securities Inc. Custodian Rollover Account 5/19/97; and an aggregate of 50,000 shares held by Mr. Tan’s children. Mr. Tan disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(8)	Includes 232,388 shares held by the Huang-Zhang Trust U/A DTD 6/12/96, of which Mr. Huang and his spouse are trustees, and for which Mr. Huang shares voting and investment power with his spouse. Also includes 23,520 shares held in custodial accounts by Mr. Huang’s spouse for their children and 12,411 shares held by Mr. Huang’s spouse for which Mr. Huang may be deemed to share voting and investment power. Mr. Huang disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(9)	Includes 6,521,030 shares which all current executive officers and directors in the aggregate have the right to acquire within 60 days after the Record Date upon exercise of outstanding stock options.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the compensation program for Cadence’s Named Executive Officers in fiscal 2012 (the “NEOs”). The NEOs were Lip-Bu Tan, President and Chief Executive Officer (“CEO”), Geoffrey G. Ribar, Senior Vice President and Chief Financial Officer (“CFO”), and the three most highly compensated executive officers other than the CEO and CFO: Chi-Ping Hsu, Senior Vice President of Research and Development, Silicon Realization Group, Charlie Huang, Senior Vice President of World Wide Field Operations and Martin N. Lund, Senior Vice President of Research and Development, SoC Realization Group.

EXECUTIVE SUMMARY

Cadence’s Fiscal 2012 Performance Highlights

In fiscal 2012, Cadence continued its strong performance, as demonstrated in its financial results, which have steadily improved since Mr. Tan became CEO in 2009. In 2009, the semiconductor industry’s sales declined as the global macroeconomic environment was negatively affected by decreased consumer spending, high unemployment, and restrained corporate spending. As a result, Cadence faced significant challenges in fiscal 2009 that required realignment of Cadence’s business operations with the macroeconomic realities. Since then, Cadence has made great progress in smart technology, customer leadership and financial performance. In fiscal 2009, non-GAAP operating margin improved to 9% from negative 2%, and in fiscal 2010, revenue increased by 10% over fiscal 2009. In fiscal 2011, Cadence achieved revenue growth of 23%, an increase in non-GAAP operating margin to 18% and an increase in operating cash flow of 21%. Total revenue in fiscal 2012 was $1.326 billion, a 15% increase over fiscal 2011 revenue. In addition, non-GAAP operating margin further improved to 23%, and operating cash flow increased by 31% over fiscal 2011. The focus of Cadence’s management team, including the NEOs, was critical to Cadence’s effective execution and strong performance through this period.

Cadence’s Fiscal 2012 Compensation Highlights

Cadence’s executive compensation practices for fiscal 2012 were consistent with Cadence’s executive compensation principles, pay-for-performance philosophy and commitment to sound corporate governance, as outlined below:

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Significant Majority of Executive Officers’ Compensation Tied to Performance.    In fiscal 2012, the compensation of Cadence’s executive officers, including the NEOs, was weighted towards performance-based, variable incentive awards (of which short-term cash incentives and long-term equity incentives comprised approximately 75% of total direct compensation for the NEOs), rather than fixed pay (of which base salary comprised approximately 25% of total direct compensation for the NEOs).

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Modest Increases to Base Salaries for the CEO and CFO and to Target Bonus Level for Mr. Huang.    As Cadence continued to improve its financial performance, the Compensation Committee in February 2012 increased Mr. Tan’s base salary from $600,000 to $650,000, Mr. Ribar’s base salary from $350,000 to $380,000 and Mr. Huang’s target bonus level (expressed as a percentage of base salary) from 75% to 87.5%. Target cash compensation for the other NEOs remained unchanged.

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Fiscal 2012 Target Bonus Levels Restored to 100% in the Event of Achievement of the 2012 Financial Plan Goals.    Consistent with Cadence’s continued improvement in its financial performance, the Compensation Committee restored the bonus plan performance targets in fiscal 2012 to levels such that the full achievement of the fiscal 2012 financial plan goals would result in bonuses equal to 100% of target for each NEO (assuming target level individual performance).

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Fiscal 2012 Bonus Payouts Reflect Improved Company Performance.    The following table reflects the weighted average short-term cash incentive plan payout as a percentage of target for NEOs in each fiscal year from 2008 to 2012. For fiscal 2012, the bonus payout as a percentage of target was 135% because Cadence’s performance significantly exceeded the fiscal 2012 financial plan goals.

	2008	2009	2010	2011	2012
Bonus Payout as a % of Target	0%	0%	76.8%	109%	135%

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Continued Emphasis on Long-Term Equity Incentives Aligned with Stock Performance.    In fiscal 2012, Cadence continued to provide a significant portion of equity incentive grants to its executive officers in the form of stock options, which strongly align the interests of executive officers with the interests of Cadence’s stockholders.

•	No Material Perquisites Provided to Any Executive Officer in Fiscal 2012. Cadence did not provide its executive officers any material perquisites.

•	No Tax Gross-Ups. Cadence did not provide tax gross-ups to its executive officers with respect to taxable income.

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Regular Compensation Risk Review.    The Compensation Committee conducts a formal review of the risks associated with Cadence’s executive compensation practices, policies and programs on an annual basis and assesses such risks as part of its regular decision making process.

•	Stock Ownership Guidelines. All of Cadence’s executive officers are in compliance with Cadence’s stock ownership guidelines.

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Independent Compensation Consultant.    The Compensation Committee continued to engage its own compensation consultant, Semler Brossy, which does not provide any services to management or otherwise to Cadence and had no prior relationship with any of Cadence’s executive officers.

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Results of 2012 Stockholder Vote on Executive Compensation.    At the 2012 annual meeting of Cadence stockholders, stockholders expressed strong support for Cadence’s executive compensation program, with approximately 97% of the votes cast for approval of the “say-on-pay” advisory vote.

•	Clawback Policy. Cadence has a clawback policy that is applicable to the executive officers’ performance-based compensation.

•	Anti-hedging Policy. Cadence’s Securities Trading Policy prohibits hedging, short-sales, or similar transactions by Cadence employees, including its executive officers.

Executive Compensation Objectives

Cadence is engaged in a very competitive industry, and its success depends on its ability to attract, motivate and retain highly qualified, talented and creative executives with the leadership and innovation skills necessary to achieve Cadence’s annual and long-term business objectives. Cadence seeks to accomplish these objectives in ways that are aligned with the long-term interests of its stockholders.

Cadence’s executive officer compensation is based on the following principles:

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Total direct compensation is targeted to be competitive with peer companies and market practice, taking into account each executive officer’s scope of responsibility, criticality and individual performance; and

•	A substantial portion of compensation of the executive officers is at-risk and is highly dependent on Cadence’s financial and operational performance.

The Compensation Committee oversees the executive compensation program and assesses executive officer compensation at least annually to monitor Cadence’s adherence to these principles. The executive compensation program is results-oriented and is dependent on the achievement of key financial goals and the long-term performance of Cadence’s stock.

DETERMINING EXECUTIVE COMPENSATION

Competitive Compensation Levels

Each fiscal year, the Compensation Committee assesses the competitiveness of each element of the executive officers’ total direct compensation. The Compensation Committee also periodically reviews the competitiveness of the executive officers’ severance and change in control arrangements and the broad-based employee benefit plans in which the executive officers participate.

For fiscal 2012, the Compensation Committee considered the competitiveness of the executive officers’ total direct compensation as compared to executives with similar titles and responsibilities at companies with which Cadence competes for talent (the “Peer Group”). In order to accurately reflect the pool from which executive talent is drawn and to which it is lost, the Peer Group for fiscal 2012 is not limited to Cadence’s direct business competitors. Rather, the Peer Group for fiscal 2012 includes a broader group of publicly-traded semiconductor and software companies located throughout California that compete in the same talent market as Cadence, in addition to publicly-traded electronic design automation competitors. The Peer Group for fiscal 2012 differs slightly from the Peer Group for fiscal 2011 in that the Peer Group for fiscal 2012 now includes publicly-traded semiconductor and application software companies located throughout California, and not just Silicon Valley (where Cadence is headquartered).

Consistent with the Peer Group for fiscal 2011, all members of the Peer Group for fiscal 2012 had reported revenue between one-half and two times that of Cadence’s twelve-month trailing revenue at the time the Peer Group was determined. The median revenue of the companies included in the fiscal 2012 Peer Group was approximately $908 million (calculated on a trailing most recent and available four fiscal quarters basis, as of June 30, 2011). Cadence’s revenue for the same period was approximately $980 million. In July 2011, the Compensation Committee approved the resulting group of 17 companies to be included in the Peer Group for fiscal 2012, and such companies’ executive compensation information was used to assess the competitiveness of the executive officers’ total direct compensation. Due to the inclusion of semiconductor and application software companies throughout California, the Peer Group for fiscal 2012 contained three companies that were not part of the Peer Group for fiscal 2011 and removed three companies that fell outside the revenue range. In addition, one company was removed because it was acquired by another company in 2011.

The Peer Group for fiscal 2012 for determining competitive compensation levels comprised of the following companies:

ANSYS, Inc.	International Rectifier Corporation*	Novellus Systems, Inc.***
Atmel Corporation	Intersil Corporation	OmniVision Technologies, Inc.
Cymer Inc.*	Linear Technology Corporation	PMC-Sierra, Inc.
Cypress Semiconductor Corporation	Mentor Graphics Corporation	Synopsys, Inc.
Informatica Corporation	Microsemi Corporation*	TIBCO Software Inc.
Integrated Device Technology Inc.	National Semiconductor Corporation**

*	Peer companies added in July 2011.

**	Acquired by Texas Instruments Incorporated in September 2011.

***	Acquired by Lam Research Corporation in June 2012.

Compensation Determinations

Consistent with the principles of Cadence’s executive officer compensation outlined above, after the Compensation Committee determines the market levels of each executive officer’s compensation based on the compensation paid by the companies in the Peer Group, the Compensation Committee assesses the appropriateness of each executive officer’s compensation relative to executives with similar titles and responsibilities in the Peer Group. For the purposes of this assessment, the Compensation Committee considers the annual base salary, short-term cash incentive compensation and long-term equity incentive compensation (based on the fair value of the equity awards on the date of grant). Cadence does not target executive officer compensation at a specific level or percentage relative to compensation provided by the companies in the Peer Group, whether for total direct compensation or any element of total direct compensation. Instead, when determining compensation for the executive officers, the Compensation Committee takes into account not only the information regarding compensation paid to executives with similar titles and responsibilities at the companies in the Peer Group, but also each of the following factors, without prescribing particular weightings:

Cadence Factors

•	Cadence’s financial and operational performance as compared to the performance of the companies in the Peer Group;

•	Cadence’s relative size and scope of business as compared to the companies in the Peer Group; and

•	Budget considerations.

Individual Factors

•	Individual performance over the preceding year;

•	Strategic importance of the position;

•	Criticality, experience and ability to impact corporate and/or business group results;

•	Scarcity in the market of the individual’s skills and talents;

•	Expected future contributions;

•	Historical compensation;

•	Retention risks; and

•	Relative positioning/performance versus other executives.

The Compensation Committee retains and does not delegate any of its responsibility to determine executive compensation. However, for each executive officer other than the CEO, the CEO typically makes assessments and recommendations to the Compensation Committee on their respective base salaries, short-term cash incentive compensation and long-term equity incentive compensation based upon an assessment of each of the “Cadence Factors” and the “Individual Factors” outlined above (collectively, the “Compensation Factors”).

The Compensation Committee then reviews these assessments and recommendations and determines whether or not to approve or modify the CEO’s recommendations. The Compensation Committee evaluates each of the Compensation Factors described above, and the assessment from such evaluation is used to determine the CEO’s compensation. The Compensation Committee, in its sole discretion, makes all decisions related to the CEO’s compensation.

ELEMENTS OF EXECUTIVE OFFICER COMPENSATION

The compensation of executive officers, including the NEOs, is comprised of the following elements:

•	Total direct compensation, consisting of:

•	Base salary;

•	Short-term cash incentive compensation; and

•	Long-term equity incentive compensation (including stock options and restricted stock).

•	Other compensation and benefits, consisting of:

•	Participation in Cadence’s broad-based employee benefit plans;

•	Participation in Cadence’s non-qualified deferred compensation plan;

•	Limited perquisites; and

•	Severance benefits.

Consistent with the principles of Cadence’s executive officer compensation outlined above, an executive officer’s total direct compensation is based on Cadence’s performance as well as on the performance of the individual executive officer. Cadence does not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation, although the allocation is influenced by the Compensation Committee’s assessment of the compensation practices of the companies in the Peer Group and Cadence’s short-term and long-term strategic objectives. Instead, the Compensation Committee aims to provide total direct compensation at levels sufficient to attract, motivate and retain qualified executives. The Compensation Committee believes that executive officer compensation should incentivize the NEOs to drive Cadence’s consistent and sustained performance. Accordingly, the executive officers’ compensation is weighted towards long-term equity incentives and short-term cash incentives rather than base salaries.

Base Salaries

Cadence offers its executive officers an annual base salary to compensate them for services rendered during the year. Base salaries are essential for the attraction and retention of talented executive officers and are determined using the Compensation Factors. The executive officers’ base salaries are reviewed annually by the Compensation Committee, but do not automatically or necessarily increase each year. Changes to the executive officers’ base salaries, if any, are typically made in the first quarter of the fiscal year or in connection with an executive officer’s promotion or change in responsibilities.

In February 2012, the Compensation Committee increased the base salary for Mr. Tan from $600,000 to $650,000 and for Mr. Ribar from $350,000 to $380,000. These changes were made consistent with the process discussed under “Compensation Determinations” above, with particular focus on reflecting each individual’s leadership, the increased scope of each executive officer’s role in the continued performance and growth of Cadence, and the compensation of executives with similar roles at companies in the Peer Group for 2012. The Compensation Committee also determined in February 2012 that the base salaries for Messrs. Hsu and Huang were appropriate and would remain unchanged.

In March 2012, Mr. Lund joined Cadence as Senior Vice President of Research and Development, SoC Realization Group, and the Compensation Committee determined it was appropriate to set Mr. Lund’s base salary at $350,000.

Short-Term Cash Incentive Compensation

Target Bonuses

Cadence generally provides its executive officers with the opportunity to earn short-term cash incentive compensation under a Senior Executive Bonus Plan (the “Bonus Plan”). The purpose of the Bonus Plan is to reward executive officers for performance during a single fiscal year (or portions thereof) and to provide incentives for them to achieve Cadence’s short-term financial and operational goals, as measured against specific performance criteria relative to Cadence’s overall business results and the particular executive officer’s individual performance. For each executive officer other than the CEO, the Compensation Committee reviews, as described above under “Compensation Determinations,” and approves (with or without modification, in its sole discretion) the CEO’s recommendations as to the executive officer’s target bonus. For the CEO, however, the Compensation Committee is solely responsible for assigning a target bonus based on its review, as described above under “Compensation Determinations.”

In February 2012, the Compensation Committee reviewed the target bonus levels of the NEOs and determined that the target bonus levels were appropriate for the NEOs and would remain unchanged, except for Mr. Huang. The Compensation Committee made these determinations in a manner consistent with the process discussed under “Compensation Determinations” above, with particular focus on reflecting Mr. Huang’s leadership and the increased scope of his role in the continued performance and growth of Cadence. The Compensation Committee increased Mr. Huang’s target bonus to further emphasize performance-based compensation given his role as the head of the worldwide field organization and its prominence in driving Cadence’s continued growth. Accordingly, the Compensation Committee increased Mr. Huang’s target bonus to 87.5% of his base salary.

In connection with Mr. Lund joining Cadence in March 2012, the Compensation Committee set Mr. Lund’s target bonus level at 75% of his base salary.

The base salaries, target bonus levels and the actual bonuses earned by the NEOs in fiscal 2012 are set forth in the table below:

Name	Base Salary	Target Bonus (as a % of Base Salary)	Target Bonus	Actual Bonus
Lip-Bu Tan	$650,000	100.0%	$650,000	$887,881
Geoffrey G. Ribar	380,000	75.0	285,000	382,233
Chi-Ping Hsu	350,000	75.0	262,500	350,197
Charlie Huang	400,000	87.5	350,000	480,570
Martin N. Lund	350,000	75.0	262,500	289,769	(1)

(1)	Mr. Lund’s actual bonus was pro-rated because he joined Cadence in March 2012.

Cash bonus payouts under the Bonus Plan are determined semi-annually after the end of each performance period, and the amount paid to each executive officer is determined based upon the executive officer’s target bonus multiplied by a company performance modifier and an individual performance modifier (each described in more detail below). For fiscal 2012, the Compensation Committee weighted the payouts more heavily towards the second half of fiscal 2012 (60%) compared to the first half of fiscal 2012 (40%) and set more challenging targets for the second half because of a number of factors, including the expectation that Cadence’s financial performance for fiscal 2012 would improve over the course of the year.

Company Performance Modifier

The company performance modifier is a percentage that reflects Cadence’s overall performance. The weightings and performance measures used to determine the company performance modifier are reviewed by the Compensation Committee at the beginning of each performance period, in consultation with the CEO, to ensure that they align with what the Compensation Committee and the CEO believe are the most important factors that influence Cadence’s annual business and financial performance and directly impact long-term stockholder value.

As Cadence continued to improve its financial performance over fiscal years 2010 through 2012, the Compensation Committee steadily restored the size of the potential bonus payout that could result upon the achievement of the revenue and non-GAAP operating margin targets under Cadence’s 2012 financial plan from a fraction of the target bonus (one-half of target in fiscal 2010 and three-quarters of target in fiscal 2011) to the actual target bonus in fiscal 2012 (assuming an individual performance modifier of 1.0). For fiscal 2012, achievement of the revenue and non-GAAP operating margin targets under the fiscal 2012 financial plan would have resulted in a company performance modifier of 1.0.

For fiscal 2012, the components of the company performance modifier and relative weightings were as follows: 45% for the total revenue target and 55% for the non-GAAP operating margin target.

For each half of fiscal 2012, the performance goals and actual performance against such goals used to determine the company performance modifiers were as follows:

	Revenue (In millions)	Non-GAAP Operating Margin*	Revenue (In millions)	Non-GAAP Operating Margin*
	1st Half		2nd Half
2012 Bonus Plan Target	$620	20.0%	$663	21.7%
Actual Achievement**	$642	21.7%	$684	23.4%
Company Performance Modifier	1.20		1.18

*	Non-GAAP operating margin target is defined as non-GAAP income from operations expressed as a percentage of total revenue, as disclosed in Cadence’s earnings releases.

**	The Actual Achievement figures for Revenue and Non-GAAP Operating Margin, for purposes of determining actual bonus amounts, exclude the impact of an acquisition made by Cadence in fiscal 2012.

Individual Performance Modifier

The individual performance modifier is a percentage that reflects each executive’s individual achievements. As discussed below, for the second half of fiscal 2012, the individual performance modifier also reflected customer satisfaction, with 90% of the modifier determined relative to the Compensation Committee’s discretionary assessment of individual achievements and 10% of the modifier determined relative to the Compensation Committee’s discretionary assessment of customer satisfaction.

The primary individual achievement factors specific to each NEO that the Compensation Committee considered are set forth below:

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Mr. Tan: continued building and leadership of a strong executive management team and a highly-engaged organization, delivery on key customer and shareholder commitments, and focus on investments in a strong future.

•	Mr. Ribar: disciplined delivery of exceptional financial performance in fiscal 2012.

•	Mr. Hsu: leadership in driving considerable and sustained growth in Cadence’s core technology segment.

•	Mr. Huang: leadership in key customer wins and partnerships underlying Cadence’s success in fiscal 2012.

•	Mr. Lund: expansion of Cadence’s IP and verification IP business with unprecedented wins at key customers.

For the second half of fiscal 2012, Cadence increased its focus on customer satisfaction by including it as a factor in the determination of each NEO’s individual performance modifier. The purpose of the customer satisfaction factor is to emphasize the importance and visibility of customer satisfaction and link it to the executive officer’s overall performance assessment. The customer satisfaction factor takes into account feedback from customers, interviews with knowledgeable customer executives and other related factors, such as product quality.

Bonus Determination

For each NEO other than the CEO, the CEO makes a bonus recommendation for each performance period. Based on the NEO’s performance, as well as the CEO’s bonus recommendation, the Compensation Committee determines the bonus for each executive officer, which reflects individual and company performance. For the CEO’s bonus, the Compensation Committee evaluates the CEO’s performance and contributions as well as Cadence’s overall performance. Additionally, in fiscal 2012, the Compensation Committee considered Cadence’s increased company-wide focus on customer satisfaction and improved results in core areas of its electronic design automation business and investments in new technologies, to which each of the NEOs made significant contributions. The final bonus payouts are as follows:

•	Mr. Tan was awarded 138% of his target bonus for the first half of fiscal 2012 and 136% of his target bonus for the second half of fiscal 2012.

•	Mr. Ribar was awarded 138% of his target bonus for the first half of fiscal 2012 and 132% of his target bonus for the second half of fiscal 2012.

•	Mr. Hsu was awarded 138% of his target bonus for the first half of fiscal 2012 and 131% of his target bonus for the second half of fiscal 2012.

•	Mr. Huang was awarded 138% of his target bonus for the first half of fiscal 2012 and 137% of his target bonus for the second half of fiscal 2012.

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Mr. Lund was awarded 132% of his target bonus, which was pro-rated for the first half of fiscal 2012 because he joined Cadence in March 2012, and 125% of his target bonus for the second half of fiscal 2012.

Long-Term Equity Incentive Compensation

Consistent with the principles of Cadence’s compensation for its executive officers outlined above, long-term equity incentives are designed to provide executive officers with an equity stake in Cadence, promote stock ownership to align the executive officers’ interests with those of Cadence’s stockholders, and create significant incentives for executive retention. Specifically, stock options provide an opportunity for Cadence to reward its executive officers solely to the extent Cadence’s stock price increases from the date of grant over time and the executive officers remain employed at Cadence during the period required for the stock options to vest. Furthermore, awards of restricted stock align the interests of executive officers with the interests of stockholders through stock ownership, require continued employment of the executive throughout the vesting period, and increase in value when Cadence’s stock price increases.

When the Compensation Committee determines and approves individual equity grants to executive officers, it considers compensation paid to executives with similar titles and responsibilities at the companies in the Peer Group and each of the Compensation Factors, without prescribing particular weightings to any of the Compensation Factors. In addition, the Compensation Committee reviews the CEO’s assessments and recommendations as to the long-term equity compensation for all of the executive officers except himself.

In fiscal 2010, the Compensation Committee adopted a policy that, in determining the compensation of executive officers, including the NEOs, a portion of their stock awards granted be performance-based. The performance-based stock awards may take either of the following forms:

•	Performance-Vesting Stock Awards — stock awards that do not vest or become exercisable unless certain specific business performance goals established by the Compensation Committee are met.

•	Performance-Accelerated Stock Awards — stock awards for which vesting is accelerated upon achievement of specific business performance goals established by the Compensation Committee.

In fiscal 2012, for all of the NEOs except Mr. Lund, approximately 56% to 58% of the grant date fair value of equity incentive grants in fiscal 2012 was attributable to stock options, with the remainder attributable to restricted stock awards. The Compensation Committee intended this long-term equity incentive mix to provide the appropriate level of executive alignment with stockholder interests, reward its executives for building long-term stockholder value, and create balance between stock options (which provide value only if the stock price increases) and restricted stock (which provide more certain retention value subject to the fulfillment of certain conditions, including performance goals). The Compensation Committee and Mr. Tan continue to believe that equity-based compensation is an important component of Cadence’s compensation program and essential to motivate executives and align their interests with those of its stockholders.

The stock options granted to the NEOs, other than Mr. Lund, in February 2012 vest monthly over four years from the date of grant and expire seven years from the date of grant. The restricted stock awards granted to the NEOs, other than Mr. Lund, in February 2012 vest in equal semi-annual installments over three years from the date of grant, subject to the achievement of performance goals intended to qualify the awards as “performance-based compensation” under Section 162(m) of the Code.

In connection with the commencement of his employment at Cadence, in April 2012, Mr. Lund was granted an option award to purchase 125,000 shares of Cadence common stock, 25% of which vests on the first anniversary of the grant date and the remainder of which vests in equal monthly installments thereafter for three years. Mr. Lund also received a restricted stock award of 100,000 shares of Cadence common stock in April 2012, 25% of which vests on each of the first four anniversaries of the grant date, subject to the achievement of performance goals intended to qualify the award as “performance-based compensation” under Section 162(m) of the Code. Approximately 33% of the value of Mr. Lund’s new hire long-term equity incentive mix consisted of stock options and approximately 67% consisted of restricted stock awards. When providing Mr. Lund with the new hire stock options and restricted stock awards, the Compensation Committee considered the competitive nature of Mr. Lund’s hire and the mix and amount of the long-term equity that would serve as a sufficient incentive for Mr. Lund to join Cadence from his former employer and to retain him as key leader within Cadence.

The values reflected for equity awards in the Summary Compensation Table below are the grant date fair values of such awards. The values in the Summary Compensation Table do not reflect the financial benefit that the holders of the awards will actually realize upon the vesting of the awards, nor, with respect to stock options, whether the stock options will be exercised or exercisable prior to their expiration. Please refer to the Grants of Plan-Based Awards in Fiscal Year 2012 table below for more detail regarding grants to NEOs.

Grant Timing Policy

The Compensation Committee and senior management monitor Cadence’s stock option and restricted stock grant policies to ensure that such policies comply with governing regulations and are consistent with good corporate practice. Grants to the executive officers are generally made at the Compensation Committee meeting held in February of each year, after results for the preceding fiscal year become available and after review and evaluation of each executive officer’s performance, enabling the Compensation Committee to consider both the prior year’s performance and expectations for the succeeding year in making grant decisions. However, the Compensation Committee may make grants at any time of the year it deems appropriate.

Deferred Compensation

In fiscal 2012, each of the NEOs was eligible to defer compensation payable to them under a nonqualified deferred compensation plan maintained by Cadence (the “Deferred Compensation Plan”). The Deferred Compensation Plan is designed to allow for savings above the limits imposed by the Code for 401(k) plans on an income tax-deferred basis for Cadence employees at the level of vice president (or its equivalent) and above who choose to participate. Amounts deferred into the Deferred Compensation Plan are held in accounts with values indexed to the performance of selected mutual funds or money market accounts. The investment options made available under the Deferred Compensation Plan are substantially similar to those available under Cadence’s tax-qualified 401(k) plan. Cadence does not match contributions made under the Deferred Compensation Plan. The Deferred Compensation Plan is unfunded and is subject to the claims of creditors, so that participants in the Deferred Compensation Plan have rights in the plan only as unsecured creditors. Cadence maintains the Deferred Compensation Plan for the purposes of providing a competitive benefit and allowing all participants, including the NEOs, an opportunity to defer income tax payments on their cash compensation.

Other Employee Benefit Plans

The executive officers, including the NEOs, are eligible for the same benefits generally available to Cadence employees. These include participation in a tax-qualified 401(k) plan, employee stock purchase plan, and group life, health, dental, vision and disability insurance plans. Cadence does not currently offer guaranteed pension benefits. Cadence periodically assesses its broad-based employee benefit plans based upon a review of the benefits survey conducted by the Silicon Valley Employers’ Forum, among other sources. Cadence aims to provide benefits to its employees that are competitive with market practices.

Perquisites

Cadence did not provide material perquisites to any NEO in fiscal 2012. Cadence does not provide its executive officers, including its NEOs, with club memberships, financial planning assistance, personal use of private aircraft or any tax gross-up payments with respect to any taxable income.

Severance Benefits

The Compensation Committee periodically reviews typical industry practices concerning severance and change in control agreements and Cadence’s severance and change in control agreements. Cadence has entered into employment agreements with each of the NEOs (and in the case of Mr. Lund, an offer letter) that provide for benefits upon termination of employment under certain circumstances, such as in connection with a change in control of Cadence. Cadence provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on stockholder interests when considering strategic alternatives and providing income protection in the event of involuntary loss of employment. In general, these arrangements, except with respect to Mr. Lund, provide for severance benefits upon Cadence’s termination of the executive’s employment without cause or resignation by the executive for good reason (constructive termination). In the event of a change in control of Cadence, and if the executive’s employment is terminated without cause or for good reason (constructive termination), the NEO, including Mr. Lund, will receive enhanced severance benefits. Accordingly, Cadence provides for enhanced severance benefits only in the event of a “double trigger” because it believes that the executive officers would be materially harmed only if a change in control results in reduced responsibilities or compensation or loss of employment.

Please refer to the discussion under “Potential Payments upon Termination or Change in Control and Employment Contracts” below for a more detailed discussion of the severance and change in control arrangements with the NEOs.

STOCK OWNERSHIP GUIDELINES

Cadence maintains stock ownership guidelines for its executive officers. These guidelines are designed to promote alignment with the interests of stockholders and Cadence’s commitment to sound corporate governance. All of the NEOs satisfy Cadence’s stock ownership guidelines.

Stock Ownership Guidelines

Position	Shares	Years to Meet Guidelines
Chief Executive Officer	100,000
Chief Financial Officer	50,000	5 years
Senior Vice Presidents	25,000

For purposes of determining stock ownership levels, the following forms of equity interests in Cadence count towards satisfaction of the stock ownership guidelines: restricted or incentive shares (whether vested or unvested), shares obtained through the ESPP, shares acquired and held through the exercise of stock options, shares purchased on the open market, shares owned outright by the executive officer or his or her immediate family members residing in the same household, and shares held in trust for the benefit of the executive officer or his or her family.

CLAWBACK POLICY

Cadence has adopted a clawback policy, which provides that if Cadence restates its reported financial results, the Board will review all bonuses and other awards made to the NEOs after January 1, 2010 on the basis of having met or exceeded performance goals during the period covered by the restatement and will, to the extent practicable and in the best interests of stockholders, instruct Cadence to seek to recover or cancel such bonuses or awards to the extent that performance goals would not have been met under such restated financial results.

ANTI-HEDGING POLICY

Cadence’s Securities Trading Policy prohibits hedging, short-sales or related transactions by Cadence employees, including its executive officers. The policy also requires approval by Cadence of pledges of Cadence stock or deposits of Cadence stock in margin accounts by certain employees, including its executive officers. None of the NEOs currently or in the last year has pledged any Cadence common stock under this policy.

TAX CONSIDERATIONS

Section 162(m) of the Code

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. Cadence attempts to structure its compensation arrangements to achieve deductibility under Section 162(m) of the Code, unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Compensation Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m) of the Code. Thus, deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

In fiscal 2012, all stock option and restricted stock grants to the NEOs were structured with the intent to qualify them as “performance-based compensation” under Section 162(m) of the Code, and performance measures and goals under the Bonus Plan were intended to comply with the exception for performance-based compensation under Section 162(m) of the Code.

Section 280G of the Code

Section 280G of the Code disallows a company’s tax deduction for certain payments in connection with a change in control, defined as “excess parachute payments,” and Section 4999 of the Code imposes a 20% excise tax on certain persons who receive excess parachute payments. The NEOs will not be provided with tax gross-up payments in the event their payments become subject to this excise tax, but instead would be entitled to the best after-tax alternative. In other words, they would be entitled to whichever of the following payments results in the largest after-tax amount:

•	The full payout, including any portion that would be classified as an excess parachute payment; or

•	The maximum payout that would result in no portion of the payout being subject to the excise tax.

Cadence chose to provide the NEOs with the best after-tax alternative to maximize the benefits provided to each executive in connection with a change in control while allowing Cadence to avoid making any gross-up payments.

In the event that a portion of the payout would be classified as an excess parachute payment, Cadence’s tax deduction would be disallowed under Section 280G of the Code and an excise tax would be imposed on the NEO under Section 4999 of the Code. Please refer to the discussion below under “Potential Payments upon Termination or Change in Control and Employment Contracts” for more detail on the potential lost tax deductions.

SAY-ON-PAY

At the 2012 annual meeting of Cadence stockholders, stockholders expressed strong support for Cadence’s executive compensation program, with approximately 97% of the votes cast for approval of the “say-on-pay” advisory vote, and approximately 98% of the votes cast for approval in May 2011. The Compensation Committee took into consideration the results of the 2012 advisory “say-on-pay” vote and, in light of the approval of the overwhelming majority of the Cadence’s stockholders of the executive compensation program, the Compensation Committee did not make significant changes to the executive compensation program.

COMPENSATION COMMITTEE REPORT

The current members of the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with management. In reliance on the review and discussions referred to above, the current members of the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and incorporation by reference into Cadence’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

SUBMITTED BY THE COMPENSATION COMMITTEE

John B. Shoven, Chairman

Susan L. Bostrom

George M. Scalise

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or was during or prior to fiscal 2012, an officer or employee of Cadence or any of its subsidiaries. None of Cadence’s executive officers serves or served as a director or member of the compensation committee of another entity where an executive officer of such other entity serves or served as a director or member of the Compensation Committee of Cadence.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows the compensation awarded to, paid to, or earned by Cadence’s NEOs in fiscal 2012.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)
Lip-Bu Tan	2012	$650,000	$—	$1,626,800		$2,230,450		$887,881	$11,412	$5,406,543
President and Chief	2011	600,000	—	966,000		3,102,000		657,276	11,262	5,336,538
Executive Officer	2010	454,616	—	560,000		1,845,360		357,321	11,046	3,228,343
Geoffrey G. Ribar	2012	380,000	—	348,600		446,090		382,233	10,101	1,567,024
Senior Vice President and	2011	350,000	—	—		—		287,559	9,746	647,305
Chief Financial Officer	2010	74,038	—	329,600		656,500		47,857	2,043	1,110,038
Chi-Ping Hsu	2012	350,000	—	348,600		446,090		350,197	11,866	1,506,753
Senior Vice President, Research	2011	350,000	—	289,800		620,400		287,559	11,716	1,559,475
and Development, Silicon Realization Group	2010	332,769	—	224,000		299,871		197,999	11,451	1,066,091
Charlie Huang	2012	400,000	—	348,600		446,090		480,570	9,660	1,684,920
Senior Vice President,	2011	400,000	—	—		969,375		328,638	9,366	1,707,379
Worldwide Field Operations	2010	380,308	—	224,000		299,871		226,285	9,265	1,139,729
Martin N. Lund(4)	2012	292,115	—	1,149,000	(4)	578,350	(4)	289,769	8,794	2,318,028
Senior Vice President, Research and Development, SoC Realization Group

(1)	Includes amounts deferred pursuant to Section 401(k) of the Code and the Deferred Compensation Plan.

(2)	In accordance with SEC rules, the amount shown is the aggregate grant date fair value for awards granted during the fiscal year calculated in accordance with FASB ASC Topic 718. While the grant date fair value of awards reflects the full value of the awards in the year of grant, the awards will be earned by holders over a number of years, and in certain cases, subject to performance conditions. The terms of the applicable awards are discussed in more detail in the tables entitled “Grants of Plan-Based Awards in Fiscal Year 2012” and “Outstanding Equity Awards at 2012 Fiscal Year End.” The assumptions used to calculate the valuation of the awards for fiscal 2012 are set forth in Note 11 to the Notes to Consolidated Financial Statements in Cadence’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, and the assumptions used to calculate the valuation of the awards in prior years are set forth in the Notes to Consolidated Financial Statements in Cadence’s Annual Report on Form 10-K for the corresponding years. The amount shown is calculated based on the price of Cadence common stock on the date the awards were granted and does not reflect any fluctuations in the price of Cadence common stock subsequent to the grant date. The amount shown therefore does not reflect the market value of the awards as of December 29, 2012, the financial benefit that the holders of the awards will actually realize upon exercise of the awards or the likelihood that the awards will be exercised prior to their expiration.

(3)	The payments listed in the “All Other Compensation” column above reflect the following and, unless noted below, are based upon the actual cost expended by Cadence in connection with the following amounts for fiscal 2012:

•	For Mr. Tan, the amount shown includes: $7,500 for 401(k) matching contributions and $3,912 for term life insurance premium payments.

•	For Mr. Ribar, the amount shown includes: $7,500 for 401(k) matching contributions and $2,601 for term life insurance premium payments.

•	For Mr. Hsu, the amount shown includes: $7,500 for 401(k) matching contributions and $4,366 for term life insurance premium payments.

•	For Mr. Huang, the amount shown includes: $7,500 for 401(k) matching contributions and $2,160 for term life insurance premium.

•	For Mr. Lund, the amount shown includes: $7,500 for 401(k) matching contributions and $1,294 for term life insurance premium payments.

(4)

Mr. Lund was appointed Senior Vice President of Research and Development, SoC Realization Group, in March 2012. The amount shown is the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for new hire awards granted to Mr. Lund in connection with his acceptance of employment at Cadence.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Lip-Bu Tan	2/6/12	$—	$—	$—	140,000	—	—	$1,626,800
	2/6/12	—	—	—	—	500,000	$11.62	2,230,450
	Bonus Plan	—	650,000	1,462,500	—	—	—	—
Geoffrey G. Ribar	2/6/12	—	—	—	30,000	—	—	348,600
	2/6/12	—	—	—	—	100,000	11.62	446,090
	Bonus Plan	—	285,000	641,250	—	—	—	—
Chi-Ping Hsu	2/6/12	—	—	—	30,000	—	—	348,600
	2/6/12	—	—	—	—	100,000	11.62	446,090
	Bonus Plan	—	262,500	590,625	—	—	—	—
Charlie Huang	2/6/12	—	—	—	30,000	—	—	348,600
	2/6/12	—	—	—	—	100,000	11.62	446,090
	Bonus Plan	—	350,000	787,500	—	—	—	—
Martin N. Lund	4/16/12	—	—	—	100,000	—	—	1,149,000
	4/16/12	—	—	—	—	125,000	11.49	578,350
	Bonus Plan	—	262,500	590,625	—	—	—	—

(1)	The stock awards granted to Messrs. Hsu, Huang, Ribar and Tan on February 6, 2012 were granted under the 1987 Stock Incentive Plan (the “1987 Plan”) and vest over three years, with 1/6th of the shares subject to such stock award vesting every six months after the date of grant, subject to the achievement of certain specified performance goals intended to qualify the stock awards as “performance-based compensation” under Section 162(m) of the Code. The stock award granted to Mr. Lund on April 16, 2012 was granted under the 1987 Plan in connection with his acceptance of employment at Cadence and vests over four years, with 1/4th of the shares subject to such award vesting on each anniversary of the date of grant, subject to the achievement of certain specified performance goals intended to qualify the stock awards as “performance-based compensation” under Section 162(m) of the Code.

(2)

The stock options granted to Messrs. Hsu, Huang, Ribar and Tan on February 6, 2012 were granted under the 1987 Plan and vest over four years, with 1/48th of the shares subject to such option vesting each month after the date of grant. The stock option granted to Mr. Lund on April 16, 2012 was granted under the 1987 Plan in connection with his acceptance of employment at Cadence and vests over four years, with 1/4th of the shares vesting on the first anniversary of the date of grant and 1/36th of the remaining shares vesting monthly thereafter.

(3)	The exercise price of the stock options is the closing price of Cadence common stock on the date of grant.

(4)	In accordance with SEC rules, the amount shown reflects the grant date fair value of stock awards and option awards calculated pursuant to FASB ASC 718. The grant date fair value is based on the price of Cadence common stock on the date the award was granted and does not reflect any fluctuations in the price of Cadence common stock subsequent to the grant date. The amount shown therefore does not reflect the financial benefit that the holder of the award will actually realize upon the vesting of the award, and with respect to option awards, such amount does not reflect whether the option award will be exercised or exercisable prior to its expiration. The assumptions used to calculate the valuation of the stock awards and option awards for fiscal 2012 are set forth in Note 11 to the Notes to Consolidated Financial Statements in Cadence’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2012 TABLE

EMPLOYMENT TERMS

Certain elements of compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2012 table reflect the terms of the employment agreements between Cadence and certain of the NEOs and the offer letter between Cadence and Mr. Lund, all of which were in effect as of December 29, 2012.

Lip-Bu Tan.    Cadence is a party to an employment agreement with Mr. Tan, pursuant to which Mr. Tan serves as President and Chief Executive Officer. The agreement provides for an initial base salary of $600,000 per year and for Mr. Tan’s participation in the Bonus Plan at an annual target bonus of 100% of his base salary. Effective January 1, 2012, Mr. Tan’s base salary was increased to $650,000.

Geoffrey G. Ribar.    Cadence is a party to an employment agreement with Mr. Ribar, pursuant to which Mr. Ribar serves as Senior Vice President and Chief Financial Officer. The agreement provides for an initial base salary of $350,000 per year and for Mr. Ribar’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary. Effective January 1, 2012, Mr. Ribar’s base salary was increased to $380,000.

Chi-Ping Hsu.    Cadence is a party to an employment agreement with Mr. Hsu, pursuant to which Mr. Hsu serves as Senior Vice President of Research and Development. The agreement provides for an initial base salary of $350,000 per year and for Mr. Hsu’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary.

Charlie Huang.    Cadence is a party to an employment agreement with Mr. Huang, pursuant to which Mr. Huang initially served as Senior Vice President and Chief Strategy Officer, and now serves as Senior Vice President of Worldwide Field Operations. The agreement provides for an initial base salary of $350,000 per year and for Mr. Huang’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary. In 2009, Mr. Huang’s base salary was increased to $400,000, and effective January 1, 2012, his target bonus was increased to 87.5% of his base salary.

Martin N. Lund.    Cadence is a party to an offer letter with Mr. Lund, pursuant to which Mr. Lund serves as Senior Vice President of Research and Development. The offer letter provides for an initial base salary of $350,000 per year and for Mr. Lund’s participation in the Bonus Plan at an annual target bonus of 75% of his base salary.

The proportion of salary to total compensation of the NEOs is explained above under “Compensation, Discussion and Analysis — Elements of Executive Compensation.”

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($)(2)
Lip-Bu Tan	6,250	(3)	—		$18.30	2/04/14	—		$—
	25,000	(3)	—		14.87	4/01/14	—		—
	25,000	(3)	—		14.59	4/01/15	—		—
	25,000	(3)	—		18.08	4/01/16	—		—
	25,000	(3)	—		20.53	4/02/17	—		—
	25,000	(3)	—		10.94	4/01/18	—		—
	100,000	(4)	—		2.61	12/15/15	—		—
	881,250		18,750	(5)	4.12	1/08/16	—		—
	685,208		29,792		4.20	2/05/16	—		—
	566,666		233,334		5.60	2/08/17	—		—
	366,666		433,334		9.66	2/08/18	—		—
	104,166		395,834		11.62	2/06/19
	—		—		—	—	75,000	(6)	1,008,000
	—		—		—	—	16,666	(7)	223,991
	—		—		—	—	49,999	(8)	671,987
	—		—		—	—	116,666	(9)	1,567,991
Geoffrey G. Ribar	104,166		95,834	(5)	8.24	11/15/17	—		—
	20,833		79,167		11.62	2/06/19	—		—
	—		—		—	—	20,000	(10)	268,800
	—		—		—	—	25,000	(9)	336,000
Chi-Ping Hsu	14,643	(3)	—		1.25	3/26/13	—		—
	200,000	(3)	—		10.44	4/17/13	—		—
	33,542	(4)	—		18.85	11/15/13	—		—
	7,292	(3)	—		17.89	12/9/15	—		—
	10,000	(4)	—		11.25	5/15/15	—		—
	191,666		8,334		4.20	2/05/16	—		—
	92,083		37,917		5.60	2/08/17	—		—
	73,333		86,667		9.66	2/08/18	—		—
	20,833		79,167		11.62	2/06/19	—		—
	—		—		—	—	6,666	(7)	89,591
	—		—		—	—	15,000	(8)	201,600
	—		—		—	—	25,000	(9)	336,000
Charlie Huang	50,000	(4)	—		21.58	5/15/14	—		—
	60,000	(4)	—		10.61	2/01/15	—		—
	50,000	(3)	—		16.80	2/15/16	—		—
	191,666		8,334		4.20	2/05/16	—		—
	92,083		37,917		5.60	2/08/17	—		—
	114,583		135,417		9.66	2/08/18	—		—
	20,833		79,167		11.62	2/06/19	—		—
	—		—		—	—	6,666	(7)	89,591
	—		—		—	—	25,000	(9)	336,000
Martin N. Lund	0		125,000	(5)	11.49	4/16/19	—		—
	—		—		—	—	100,000	(11)	1,344,000

(1)	Unless otherwise indicated, these stock options were granted seven years prior to the expiration date and vest at a rate of 1/48th per month each month after the date of grant.

(2)	The market value of the stock awards that have not vested is calculated by multiplying the number of shares that have not vested by the closing price of Cadence common stock on December 28, 2012 (the last business day of Cadence’s fiscal 2012) of $13.44 per share.

(3)	Stock option was granted on the date ten years prior to the expiration date and, as of December 29, 2012, was fully vested.

(4)	Stock option was granted on the date seven years prior to the expiration date and, as of December 29, 2012, was fully vested.

(5)	Stock option was granted on the date seven years prior to the expiration date and 1/4th of the shares vest on the first anniversary of the date of grant and 1/36th of the remaining shares vest monthly thereafter.

(6)	Restricted stock was granted on January 8, 2009 and vests at a rate of 1/4th on each anniversary of the date of grant, subject to the achievement of specific performance goals.

(7)	Restricted stock was granted on February 8, 2010 and vests at a rate of 1/6th every six months from the date of grant over three years, subject to the achievement of specific performance goals.

(8)	Restricted stock was granted on February 8, 2011 and vests at a rate of 1/6th every six months from the date of grant over three years, subject to the achievement of specific performance goals.

(9)	Restricted stock was granted on February 6, 2012 and vests at a rate of 1/6th every six months from the date of grant over three years, subject to the achievement of specific performance goals.

(10)	Restricted stock was granted on November 15, 2010 and vests at a rate of 1/4th on each anniversary of the date of grant.

(11)	Restricted stock was granted on April 16, 2012 and vests at a rate of 1/4th on each anniversary of the date of grant, subject to the achievement of specific performance goals.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2012

The following table sets forth information with respect to the exercise of stock options by the NEOs during fiscal 2012 and the vesting during fiscal 2012 of stock awards previously granted to the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Lip-Bu Tan	—	$—	198,333	$2,236,846
Geoffrey G. Ribar	—	—	15,000	184,450
Chi-Ping Hsu	68,413	280,569	36,583	437,446
Charlie Huang	5,000	16,876	31,666	372,058
Martin N. Lund	—	—	—	—

(1)	Amount shown for option awards is determined by multiplying (i) the number of shares of Cadence common stock to which the exercise of the options related, by (ii) the difference between the per share sales price of Cadence common stock at exercise and the exercise price of the options.

(2)	Amount shown for stock awards are determined by multiplying the number of shares that vested by the per share closing price of Cadence common stock on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2012

Under the Deferred Compensation Plan, executive officers may elect to defer up to 80% of their base salary and up to 100% of the non-equity incentive plan compensation payable to them. These deferred compensation payments are held in accounts with values indexed to the performance of selected mutual funds or money market accounts. Executive officers may elect to receive distributions from their account upon termination of employment with Cadence, the passage of a specified number of years or the attainment of a specified age, whichever event occurs first. In addition, executive officers may elect a lump-sum payment or monthly installments over a five or ten year period.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Lip-Bu Tan	$ —	$ —	$ 129	$ —	$ 84,954
Geoffrey G. Ribar	—	—	—	—	—
Chi-Ping Hsu	—	—	—	—	—
Charlie Huang	—	—	—	—	—
Martin N. Lund	—	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL AND

EMPLOYMENT CONTRACTS

The information below describes certain compensation that would have become payable to the NEOs under existing plans and contractual arrangements, assuming that a termination of employment or assuming a change in control combined with a termination of employment had occurred on December 29, 2012 (based upon the closing price of Cadence common stock on December 28, 2012 (the last business day of Cadence’s fiscal 2012) of $13.44 per share), given the compensation and service levels of each NEO. In addition to the benefits described below, upon any termination of employment, each of the NEOs would also be entitled to the amount shown in the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation for Fiscal Year 2012 table above.

Employment Terms with NEOs

As of December 29, 2012, Cadence had employment agreements with Messrs. Hsu, Huang, Ribar and Tan, and had an offer letter with Mr. Lund. The employment agreements generally provide for the payment of benefits if the executive’s employment with Cadence is terminated either by Cadence without “cause” (as defined below) or by the executive in connection with a “constructive termination” (as defined below). In addition, the employment agreements provide for certain benefits upon a termination of employment due to death or “permanent disability” (as defined below). The employment agreements and Mr. Lund’s offer letter provide for benefits upon a termination either by Cadence without “cause” or by the executive in connection with a “constructive termination” that occurs during the period commencing three months before a “change in control” (as defined below) of Cadence and ending 13 months following such “change in control.” Neither the employment agreements nor Mr. Lund’s offer letter provide for any benefits upon a termination by Cadence for “cause” or upon the executive’s resignation other than in connection with a “constructive termination.”

For purposes of the employment agreements and Mr. Lund’s offer letter, “cause,” “constructive termination,” “change in control” and “permanent disability” are defined as follows:

“Cause” generally means an executive’s:

•	gross misconduct or fraud in the performance of his duties under the employment agreement;

•	conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude;

•	engaging in any material act of theft or material misappropriation of company property in connection with his employment;

•	material breach of the employment agreement or, for Mr. Lund, his offer letter, after written notice is delivered to the executive of such breach;

•	material breach of Cadence’s Employee Proprietary Information and Inventions Agreement;

•	material failure/refusal to perform the assigned duties, and, where such failure/refusal is curable; or

•	material breach of the Code of Business Conduct, as such code may be revised from time to time.

“Constructive termination” generally means the occurrence of any one of the following events:

•

for Messrs. Huang and Tan, a material adverse change, without the executive’s written consent, in the executive’s authority, duties or title causing the executive’s position to be of materially less stature or responsibility (for Mr. Tan, such material adverse change shall be deemed to occur if he is removed from his current position);

•	for Mr. Lund, Cadence’s removal of Mr. Lund from his position or a material and substantial reduction in his responsibilities;

•

for Messrs. Hsu and Ribar, Cadence’s removal of the executive from his executive position and determination not to identify the executive as an executive officer of Cadence for purposes of the rules promulgated under Section 16 of the Exchange Act;

•	for Messrs. Hsu, Huang, Lund and Ribar, any change, without the executive’s written consent, to the executive’s reporting structure causing the executive to no longer report to the CEO;

•

a reduction, without the executive’s written consent, in the executive’s base salary in effect by more than 10% or a reduction by more than 10% in the executive’s stated target bonus in effect under a bonus plan;

•	a relocation of the executive’s principal place of employment by more than 30 miles, unless the executive consents in writing to such relocation;

•	any material breach by Cadence of any provision of the employment agreement;

•	any failure by Cadence to obtain the written assumption of the employment agreement by any successor to Cadence; or

•

for Messrs. Hsu, Lund, Ribar and Tan, in the event the executive, prior to a “change in control,” is identified as an executive officer of Cadence for purposes of the rules promulgated under Section 16 of the Exchange Act and following a “change in control” in which Cadence or any successor remains a publicly traded entity, the executive is not identified as an executive officer for purposes of Section 16 of the Exchange Act at any time within one year after the “change in control.”

“Change in control” generally means the occurrence of any one of the following events:

•	any person acquires more than 50% of the total voting power represented by Cadence’s then outstanding voting securities;

•

any person acquires in one transaction (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person) more than 30% of the total voting power represented by Cadence’s then outstanding voting securities;

•	if a majority of the members of the Board are replaced in any two-year period other than in specific circumstances;

•

the consummation of a merger or consolidation of Cadence with any other corporation if such merger or consolidation is approved by the stockholders of Cadence, other than a merger or consolidation in which the holders of Cadence’s outstanding voting securities immediately prior to such merger or consolidation receive securities possessing at least 80% of the total voting power represented by the outstanding voting securities of the surviving entity immediately after such merger or consolidation; or

•	the consummation of the liquidation, sale or disposition by Cadence of all or substantially all of Cadence’s assets if such liquidation, sale or disposition is approved by the stockholders of Cadence.

“Permanent disability” generally means any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than 12 months and that renders the executive unable to perform effectively all of the essential functions of his position pursuant to his employment agreement, with or without reasonable accommodation.

Under the employment agreements with Messrs. Hsu, Huang, Ribar and Tan, if the executive’s employment is terminated by Cadence without “cause” (and not due to death or “permanent disability”) or if the executive terminates his employment in connection with a “constructive termination,” the executive will be entitled to the benefits provided for in an Executive Transition and Release Agreement in exchange for his execution and delivery of that agreement. The transition agreements provide for the following payments and benefits:

•

continued employment by Cadence, for up to one year after the executive’s termination, as a non-executive employee at a monthly salary of $4,000 per month, payable for up to six months commencing on the first pay date that is more than 30 days following the date that is six months following the date of his termination;

•	provided the executive elects COBRA coverage, continued coverage for up to one year under Cadence’s medical, dental and vision insurance plans, at Cadence’s expense;

•

accelerated vesting, as of the date of the executive’s termination, of his outstanding and unvested equity compensation awards, other than awards with performance-based vesting criteria, that would have vested over the succeeding 12-month period (or, in the case of Mr. Tan, the succeeding 18-month period); provided that, if the executive remains employed pursuant to his transition agreement through the end of the applicable performance period, unvested equity compensation awards that are subject to performance-based vesting criteria and that are outstanding as of the date of his termination shall continue to vest through the end of the applicable performance period; provided any such performance period ends within 12 months (or, in the case of Mr. Tan, 18 months) of his termination and only to the extent the applicable performance conditions are satisfied;

•

a lump-sum payment equal to one year’s base salary at the highest rate in effect during the executive’s employment, payable on the 30th day following the date that is six months after the date of his termination; and

•

a lump-sum payment equal to 75% (or, in the case of Mr. Tan, 100%) of one year’s base salary at the highest rate in effect during the executive’s employment, payable 30 days following termination of the transition agreement.

In addition, the employment agreements and Mr. Lund’s offer letter provide that if, within three months before or 13 months after a “change in control,” an executive’s employment is terminated without “cause” or the executive terminates his employment in connection with a “constructive termination,” then, in exchange for the executive’s execution and delivery of a transition and release agreement, all of the executive’s outstanding and unvested equity compensation awards will immediately vest in full. In the employment agreements, all other provisions of the transition agreement described in the paragraph above remain unchanged, except that the executives shall also receive: (i) a lump-sum payment equal to 50% of one year’s base salary at the highest rate in effect during the executive’s employment, payable on the 30th day following the date that is six months after the date of his termination and (ii) a lump-sum payment equal to 37.5% (or, in the case of Mr. Tan, 50%) of one year’s base salary at the highest rate in effect during the executive’s employment, payable 30 days following termination of the transition agreement. As discussed in more detail in “Compensation Discussion and Analysis — Section 280G of the Code,” the executives are not entitled to a tax gross-up in connection with any “excess parachute payments” paid upon a “change in control,” but instead are entitled to the best after-tax alternative.

Under the employment agreements, but not under Mr. Lund’s offer letter, if the executive’s employment is terminated due to the executive’s death or “permanent disability,” the executive will be entitled to the following payments and benefits if his estate executes and delivers a release agreement:

•

accelerated vesting, as of the date of the executive’s termination of employment, of his outstanding and unvested equity compensation awards that would have vested over the succeeding 12-month period, and such awards and all previously vested equity awards shall remain exercisable for 24 months from the date of the executive’s termination of employment (but not later than the expiration of the term of the applicable award); and

•

solely in the case of termination due to “permanent disability,” and provided the executive elects COBRA coverage, continued coverage for 12 months under Cadence’s medical, dental and vision insurance plans, at Cadence’s expense.

The receipt of benefits following termination under each of the employment agreements and Mr. Lund’s offer letter is contingent upon the affected executive delivering and not revoking a general release in favor of Cadence. In addition, the post-termination benefits provided for under these employment agreements, except upon death or “permanent disability,” are contingent upon the affected executive complying with the terms of an Executive Transition and Release Agreement. These transition agreements provide that the affected executive will continue to provide services to Cadence for a one-year transition period. During this one-year transition period, the executive is entitled to receive the termination payments described above, is prohibited from competing with Cadence, soliciting employees of Cadence or interfering with Cadence’s relationship with its current or prospective clients, customers, joint-venture partners or financial backers, and must provide Cadence with continued cooperation in matters related to his employment. Any violation of the provisions of the transition agreement would result in the cessation of Cadence’s obligation to provide the then unpaid portion of the affected executive’s termination benefits.

In addition to the benefits described above and quantified below, Cadence provides each of its benefits-eligible U.S.-based employees, including each of the NEOs, with life insurance in an amount equal to the lesser of two times the employee’s annual target cash compensation (base salary plus target bonus) or $2,000,000, which, as of December 29, 2012, for Messrs. Tan, Ribar, Hsu, Huang and Lund was $2,000,000, $1,330,000, $1,225,000, $1,500,000 and $1,225,000, respectively.

The tables below set forth the estimated value of the potential payments to the NEOs, assuming the executive’s employment had terminated on December 29, 2012 (based upon the closing price of Cadence common stock on December 28, 2012 (the last business day of Cadence’s fiscal 2012) of $13.44 per share) under an employment agreement or offer letter in effect at that time, and, for purposes of the second table below, that a change in control of Cadence had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Potential Payments and Benefits Upon a Termination of Employment by Cadence

Without Cause or by Executive in Connection with a Constructive Termination Not in Connection with a Change in Control

Name	Transition Period Salary ($)	Lump Sum Payment (7 Months After Termination) ($)	Lump Sum Payment (13 Months After Termination) ($)	Company- Paid COBRA Premiums ($)	Vesting of Stock Options ($)(1)	Vesting of Restricted Stock Awards ($)(2)	Pre-Tax Total ($)
Lip-Bu Tan	$24,000	$650,000	$650,000	$22,453	$3,754,617	$2,844,778	$7,945,848
Geoffrey G. Ribar	24,000	380,000	285,000	14,341	305,500	268,800	1,277,641
Chi-Ping Hsu	24,000	350,000	262,500	1,890	528,506	358,391	1,525,287
Charlie Huang	24,000	400,000	300,000	9,726	613,556	223,991	1,571,273

(1)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration multiplied by the difference between the closing price of Cadence common stock on December 28, 2012 (the last business day of Cadence’s fiscal 2012) of $13.44 per share (assuming it was the market price per share of Cadence common stock on the date of termination of employment) and the exercise price of the stock option.

(2)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration multiplied by the closing price of Cadence common stock on December 29, 2012 of $13.44 per share.

Potential Payments and Benefits Upon a Termination of Employment by Cadence

Without Cause or by Executive in Connection with a Constructive Termination for

Good Reason Within 3 Months Prior to or 13 Months Following a Change in Control

Name	Transition Period Salary ($)	Lump Sum Payment (7 Months After Termination) ($)		Lump Sum Payment (13 Months After Termination) ($)		Company- Paid COBRA Premiums ($)	Vesting of Stock Options ($)(1)	Vesting of Restricted Stock Awards ($)(2)	Pre-Tax Total ($)
Lip-Bu Tan	$24,000	$975,000	(3)	$975,000	(3)	$22,453	$4,638,787	$3,471,969	$10,106,209
Geoffrey G. Ribar	24,000	570,000		427,500		14,341	642,421	604,800	2,283,062
Chi-Ping Hsu	24,000	525,000		393,750		1,890	701,877	627,191	2,273,709
Charlie Huang	24,000	600,000		450,000		9,726	886,152	425,591	2,395,468
Martin N. Lund(4)	—	—		—		—	243,750	1,344,000	1,587,750

(1)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration upon a change in control multiplied by the difference between the closing price of Cadence common stock on December 28, 2012 (the last business day of Cadence’s fiscal 2012) of $13.44 per share (assuming it was equal to the market price per share of Cadence common stock on the date of termination of employment) and the exercise price of the stock option.

(2)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration multiplied by the closing price of Cadence common stock on December 28, 2012 of $13.44 per share.

(3)	Upon a change in control, Mr. Tan would receive lump-sum payments totaling $1,950,000, which equals one and one-half times the combined value of his base salary of $650,000 and his target bonus of $650,000.

(4)	Mr. Lund is included in this table because Mr. Lund’s offer letter provides that if, within three months before or 13 months after a “change in control,” his employment is terminated without “cause” or he terminates his employment in connection with a “constructive termination,” then, in exchange for his execution and delivery of a transition agreement, all of his outstanding and unvested equity compensation awards will immediately vest in full.

Potential Payments and Benefits Upon a Termination of Employment by Reason of Death or

Due to Permanent Disability

The table below sets forth the estimated value of the potential payments to each NEO, assuming the executive’s employment had terminated on December 29, 2012 by reason of the executive’s death or “permanent disability.” Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name	Company- Paid COBRA Premiums (Upon Termination of Employment due to Permanent Disability) ($)	Vesting of Stock Options ($)(1)	Vesting of Restricted Stock Awards ($)(2)	Pre-Tax Total (Upon Termination of Employment due to Permanent Disability) ($)	Pre-Tax Total (Upon Termination of Employment due to Death) ($)
Lip-Bu Tan	$22,453	$3,001,528	$2,307,191	$5,331,172	$5,308,719
Geoffrey G. Ribar	14,341	305,500	268,800	588,641	574,300
Chi-Ping Hsu	1,890	528,506	358,391	888,787	886,897
Charlie Huang	9,726	613,556	223,991	847,273	837,547

(1)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration multiplied by the difference between the closing price of Cadence common stock on December 28, 2012 (the last business day of Cadence’s fiscal 2012) of $13.44 per share (assuming it was equal to the market price per share of Cadence common stock on the date of termination of employment) and the exercise price of the stock option.

(2)	These amounts are calculated based on the number of shares of Cadence common stock that would have been subject to acceleration multiplied by the closing price of Cadence common stock on December 28, 2012 of $13.44 per share.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Cadence’s equity compensation plans, including its equity incentive plans and employee stock purchase plans, as of December 29, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	15,611,932(1)	$10.93	25,340,025(2)
Equity compensation plans not approved by security holders	2,961,180(3)	$10.11	0

Total	18,573,112	$10.80	25,340,025

(1)	This amount excludes purchase rights accruing under the ESPP, for which remaining available rights are included in column (c). Under the ESPP, each eligible employee may purchase shares of Cadence common stock at six-month intervals at a purchase price per share equal to 85% of the lower of the fair market value of Cadence common stock on (i) the first day of an offering period (currently, six months in duration), or (ii) the last day of the offering period.

(2)	This amount includes 3,751,285 shares available for issuance under the ESPP as of December 29, 2012.

(3)	This amount excludes 769,648 shares subject to issuance upon exercise of options assumed in connection with acquisitions at a weighted average exercise price of $8.61.

Cadence’s 1997 Nonstatutory Stock Incentive Plan (the “1997 Plan”) historically provided for the issuance of nonstatutory stock options, restricted stock, restricted stock units, stock bonuses and rights to acquire restricted stock to Cadence employees and consultants who are not executive officers (other than in limited cases of grants to individuals not then employed by Cadence as a material inducement to such person becoming an employee and executive officer of Cadence), directors or beneficial owners of 10% or more of Cadence common stock. In connection with the amendment and restatement of Cadence’s 2000 Equity Incentive Plan (formerly known as the 2000 Nonstatutory Equity Incentive Plan), effective March 16, 2011, reserved shares of common stock that were not subject to a grant or as to which a stock award is forfeited under the 1997 Plan became available for grant under the 2000 Equity Incentive Plan instead. As of December 29, 2012, under the 1997 Plan, there were options to purchase 2,961,180 shares outstanding with a weighted average exercise price of $10.11, 108,665 shares subject to unvested restricted stock grants and 0 shares remaining available for grant.

The exercise price of options granted under the 1997 Plan could not be less than the fair market value of a share of Cadence common stock on the grant date. Prior to January 1, 2007, the fair market value was the average of the high and low price of Cadence common stock on the grant date. For grants made after January 1, 2007, the fair market value was the closing price of Cadence common stock on the grant date. Options granted to new employees under the 1997 Plan generally vested over a four-year period, with one-fourth of the shares vesting one year from the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments thereafter. Options granted to existing employees under the 1997 Plan generally vested over a four-year period, in 48 equal monthly installments. Options granted under the 1997 Plan prior to October 1, 2006 generally expire ten years from the grant date, and options granted under the 1997 Plan after October 1, 2006 expire seven years from the grant date. The vesting of options and restricted stock may be subject to continued employment, the passage of time and/or performance criteria deemed appropriate by the Board. Stock bonus awards and restricted stock awards granted under the 1997 Plan are subject to the terms and conditions determined by the Board.

CERTAIN TRANSACTIONS

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has adopted written Related Party Transaction Policies and Procedures, which require that all “interested transactions” with “related parties” (each as defined below) be subject to approval or ratification in accordance with the procedures outlined in the policy.

An “interested transaction” is any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which:

•	The aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;

•	Cadence or any of its subsidiaries is a participant; and

•

Any “related party” has or will have a direct or indirect interest (other than solely as a result of being a director or, together with all other related parties, less than 10%, in the aggregate, beneficial owner of another entity).

A “related party” covered by the policy is any:

•	Person who was or is (since the beginning of the last fiscal year) an executive officer, director or nominee for election as a director of Cadence;

•	Greater than 5% beneficial owner of Cadence common stock; or

•

Immediate family member of any of those parties, which includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in law and anyone residing in such person’s home (other than tenants or employees).

The Corporate Governance and Nominating Committee reviews the material facts of all interested transactions and either approves or disapproves of the entry into the transaction. If advanced approval of an interested transaction is not feasible, the transaction is reviewed and, if the Corporate Governance and Nominating Committee determines it to be appropriate, ratified at that committee’s next scheduled meeting. In determining whether to approve or ratify an interested transaction, the Corporate Governance and Nominating Committee takes into account, among other appropriate factors, the extent of the related party’s interest in the transaction and whether the interested transaction is on terms no less favorable than terms generally available to unaffiliated third parties under similar circumstances. Directors may not participate in any discussion or approval of an interested transaction for which they are a related party.

The Corporate Governance and Nominating Committee has pre-approved or ratified the following categories of potential interested transactions:

•	Any employment by Cadence of an executive officer of Cadence if:

•	The related compensation is required to be reported in Cadence’s proxy statement under the SEC’s compensation disclosure requirements, or

•

The executive officer is not an immediate family of another executive officer or director of Cadence, the related compensation would be reported in Cadence’s proxy statement under the SEC’s compensation disclosure requirements if the executive officer was a Named Executive Officer and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	Any compensation paid to a director if the compensation is required to be reported in Cadence’s proxy statement under the SEC’s compensation disclosure requirements;

•

Any transaction with another company in which the related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, if the amount involved, since the beginning of Cadence’s last completed fiscal year, exceeds $100,000 but does not exceed the greater of (i) $200,000 or (ii) 5% of the recipient’s total annual revenues;

•

Any charitable contribution by Cadence to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, if the amount involved, since the beginning of Cadence’s last completed fiscal year, exceeds $100,000 but does not exceed the lesser of (i) $200,000 or (ii) 5% of the charitable organization’s total annual revenues;

•	Any transaction where the related person’s interest arises solely from the ownership of Cadence common stock and all holders of Cadence common stock received the same benefit on a pro rata basis; and

•	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under an indenture or similar services.

The Board has also delegated to the Chairman of the Corporate Governance and Nominating Committee the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount is expected to be less than $1,000,000. Further, if a director serves as an executive officer of another company with which Cadence does business, the Corporate Governance and Nominating Committee may establish guidelines, via resolutions, under which certain transactions are deemed pre-approved and the Corporate Governance and Nominating Committee, on at least an annual basis, will review both Cadence’s relationship with the director-affiliated company and the guidelines that have been established for management of that relationship.

TRANSACTIONS WITH RELATED PARTIES

On February 7, 2013, Cadence entered into an agreement to acquire Cosmic Circuits Private Limited (“Cosmic”), a privately-held provider of intellectual property used in system-on-chip design and verification based in Bangalore, India, for aggregate consideration of approximately $61.2 million in cash. Mr. Tan is also a member of the board of directors of Cosmic. In addition, a trust for the benefit of the children of Mr. Tan owns approximately 8.5% of Cosmic, and Mr. Tan and his wife serve as co-trustees of the trust. Prior to and during the negotiations of the transaction, Mr. Tan recused himself from the discussions and negotiations between and at Cadence and Cosmic, including any discussions and negotiations related to the consideration provided to Cosmic. A financial advisor provided a fairness opinion to Cadence in connection with the transaction, and the Board reviewed the transaction and concluded that it was in the best interests of Cadence to proceed with the transaction. The completion of the transaction is subject to certain conditions, including regulatory approval.

Mr. Huang’s spouse has been employed by Cadence since 1990 and has held various engineering positions during her employment, and is presently an architect. The total compensation of Mr. Huang’s spouse for the services provided to Cadence in fiscal 2012 as an employee was $219,365, which was calculated in the same manner as total compensation in the Summary Compensation Table.

INDEMNIFICATION AGREEMENTS

Cadence’s Bylaws provide that Cadence will indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Cadence’s Bylaws also authorize the Board to cause Cadence to enter into indemnification agreements with its directors, officers and employees and to purchase insurance on behalf of any person it is permitted to indemnify. Pursuant to these Bylaw provisions, Cadence has entered into indemnity agreements with each of its directors and executive officers, and has also purchased insurance on behalf of its directors and executive officers.

Each indemnity agreement provides, among other things, that Cadence will indemnify each signatory to the extent provided in the agreement for expenses, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that the individual becomes legally obligated to pay because of any claim or claims made against or by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitral, administrative or investigative, to which the individual is or may be made a party by reason of his or her position as a director, officer, employee or other agent of Cadence, and otherwise as may be provided to the individual by Cadence under the non-exclusivity provisions of the Delaware General Corporation Law and Cadence’s Bylaws.

OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the directors and executive officers of Cadence, and persons who beneficially own more than 10% of a registered class of Cadence’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish Cadence with copies of all Section 16(a) forms they file.

To Cadence’s knowledge, based solely on a review of the copies of the Section 16(a) reports submitted to Cadence and written representations that no other reports were required during fiscal 2012, all reports required by Section 16(a) applicable to its executive officers and directors and greater than 10% beneficial owners were filed on a timely basis during fiscal 2012.

STOCKHOLDER PROPOSALS AND NOMINATIONS

From time to time, Cadence’s stockholders submit proposals that they believe should be voted upon at the annual meeting or nominate persons for election to the Board. Under Rule 14a-8 of the Exchange Act, certain stockholder proposals may be eligible for inclusion in Cadence’s proxy statement and form of proxy in connection with the annual meeting of stockholders. Stockholder proposals must be submitted in writing to the Cadence’s Corporate Secretary no later than November 21, 2013 to be included in the proxy statement and form of proxy relating to the 2014 annual meeting of Cadence stockholders pursuant to Rule 14a-8 under the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in Cadence’s proxy statement and form of proxy.

Alternatively, under Cadence’s Bylaws, any director nominations or other business proposals which the stockholder does not seek to include in Cadence’s 2014 proxy statement and form of proxy pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to Cadence’s Corporate Secretary no later than February 2, 2014, nor earlier than January 3, 2014, and must otherwise satisfy the requirements set forth in Cadence’s Bylaws. If the date of the 2014 annual meeting of Cadence stockholders changes by more than 30 days from the anniversary date of the Annual Meeting, stockholder proposals or nominations must be submitted in writing to Cadence’s Corporate Secretary no later than ten days following the first public announcement of the date of the meeting. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, Cadence may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination submitted by a stockholder.

A stockholder’s notice must include: (A) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the candidate that is required to be disclosed in proxy solicitations for a contested election of directors, or is otherwise required pursuant to Regulation 14A under the Exchange Act, accompanied by the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Cadence’s books, and of such beneficial owner, (ii) the class and number of shares of Cadence common stock owned directly and indirectly and of record by such stockholder and beneficial owner, (iii) a representation that the stockholder intends to appear in person or proxy at the meeting to propose the nomination for director or other business, (iv) the class and number of shares of Cadence common stock beneficially owned (within the meaning of Section 13(d) of the Exchange Act) by such stockholder and beneficial owner as of the date of the notice, and a representation that such stockholder will notify Cadence in writing within five business days after the record date for such meeting of the class and number of Cadence shares beneficially owned by such stockholder or beneficial owner as of the record date for the meeting, (v) a description of any agreement, arrangement or understanding with respect to the nomination for director or other business between or among such stockholder or beneficial owner and any other person, (vi) a description of any agreement, arrangement or understanding that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner with the effect or intent to mitigate loss to, manage risk or benefit from changes in Cadence’s share price, or increase or decrease the voting power of the stockholder or beneficial owner, and (vii) a representation as to whether the stockholder or beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Cadence’s outstanding shares required to elect the director nominee or approve the other business and/or otherwise to solicit proxies from stockholders in support of the nomination or other business. If a stockholder intending to make a nomination of a director or to propose other business (other than matters brought under Rule 14a-8 under the Exchange Act) at an annual meeting pursuant to the terms set forth in Cadence’s Bylaws does not provide the information described in clause (C) above within five business days following the record date for the annual meeting, or the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the nomination of a director or other business, such nomination of a director or other business shall not be presented for stockholder action at the annual meeting and shall be disregarded, although the proxies in respect of such nomination or other business may have been received by Cadence.

Only candidates nominated in accordance with the procedures set forth above are eligible to serve as directors. Except as otherwise provided by law, the Chairman of a meeting determines whether a nomination or any business proposed to be brought before the annual meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in Cadence’s Bylaws and, if any proposed nomination or business is not in compliance with Cadence’s Bylaws, whether to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

James J. Cowie

Sr. Vice President, General Counsel and Secretary

March 21, 2013

A COPY OF CADENCE’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 29, 2012 CAN BE FOUND ON THE INTERNET AT WWW.CADENCE.COM/CADENCE/INVESTOR_RELATIONS OR, IF A STOCKHOLDER REQUESTED A PAPER COPY, IT IS BEING DELIVERED WITH THIS PROXY STATEMENT, AND IS ALSO AVAILABLE, ALONG WITH THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13A-1 FOR CADENCE’S MOST RECENT FISCAL YEAR, WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, CADENCE DESIGN SYSTEMS, INC., 2655 SEELY AVENUE, BUILDING 5, SAN JOSE, CALIFORNIA 95134.

APPENDIX A

CADENCE DESIGN SYSTEMS, INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

As Approved by the Stockholders May 13, 2009 and Amended as of February 12, 2013

1.	PURPOSE.

(a) The purpose of the Plan is to provide a means by which Employees of the Company and certain Designated Companies may be given an opportunity to purchase Shares of the Company. The terms of Rights granted pursuant to the Plan shall remain in effect in accordance with the version of the Plan in effect as of the date such Rights were granted.

(b) The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Designated Companies.

(c) The Plan includes two components: a 423 Component and a Non-423 Component. It is the intention of the Company to have the 423 Component qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Rights under a Non-423 Component that does not qualify as an Employee Stock Purchase Plan; such Rights shall be granted pursuant to Offerings, rules, procedures or sub-plans adopted by the Board designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company and Designated Companies. Except as otherwise provided herein or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

2.	DEFINITIONS.

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Rights that satisfy the requirements for Employee Stock Purchase Plans may be granted to Eligible Employees in one or more Offerings.

(b) “Affiliate” means any entity, other than a Related Entity, and whether now or hereafter existing, (i) which, directly or indirectly, is controlled by, controls or is under common control with the Company, or (ii) in which the Company has a significant equity interest.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the United States Internal Revenue Code of 1986, as amended.

(e) “Committee” means a committee of the Board appointed by the Board in accordance with subsection 3(c) of the Plan.

(f) “Company” means CADENCE DESIGN SYSTEMS, INC., a Delaware corporation.

(g) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of Rights under the Plan.

(h) “Designated Affiliate” means any Affiliate selected by the Board as eligible to participate in the Non-423 Component.

(i) “Designated Company” means a Designated Affiliate or Designated Related Entity.

(j) “Designated Related Entity” means any Related Entity selected by the Board as eligible to participate in the 423 Component or Non-423 Component.

(k) “Director” means a member of the Board.

(l) “Eligible Employee” means an Employee who meets the requirements approved by the Board for eligibility to participate in the Offering.

(m) “Employee” means any person, including officers and Directors, employed by the Company, a Related Entity or an Affiliate. Neither service as a Director nor payment of a director’s fee shall be sufficient to constitute “employment” by the Company or any Related Entity or Affiliate.

(n) “Employee Stock Purchase Plan” means a plan that grants rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(o) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(p) “Fair Market Value” means the value of a security, as determined in good faith by the Board. If the security is listed on the New York Stock Exchange or any other established stock exchange or traded on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market, the Fair Market Value of the security shall be the closing sales price (rounded up where necessary to the nearest whole cent) for such security (or the closing bid, if no sales were reported) as quoted on such exchange or market (or, in the event that the security is traded on more than one such exchange or market, the exchange or market with the greatest volume of trading in the relevant security of the Company) on the trading day occurring on or closest to the relevant determination date, as reported in The Wall Street Journal or such other source as the Board deems reliable, and on the date as determined more precisely by the Board for an Offering.

(q) “Non-423 Component” means an employee stock purchase plan which is not intended to meet the requirements set forth in Code Section 423 and the regulations thereunder.

(r) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(s) “Offering” means the grant of Rights to purchase Shares under the Plan to Eligible Employees.

(t) “Offering Date” means a date selected by the Board for an Offering to commence.

(u) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of the United States Department of Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time, and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(v) “Participant” means an Eligible Employee who holds an outstanding Right granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Right granted under the Plan.

(w) “Plan” means this Amended and Restated Employee Stock Purchase Plan, including both the 423 Component and Non-423 Component, as amended from time to time.

(x) “Purchase Date” means one or more dates established by the Board during an Offering on which Rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with such Offering.

(y) “Related Entity” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(z) “Right” means an option to purchase Shares granted pursuant to the Plan.

(aa) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3 as in effect with respect to the Company at the time discretion is being exercised regarding the Plan.

(bb) “Securities Act” means the United States Securities Act of 1933, as amended.

(cc) “Share” means a share of the common stock of the Company.

3.	ADMINISTRATION.

(a) The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(b) The Board (or the Committee) shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how Rights to purchase Shares shall be granted and the provisions of each Offering of such Rights (which need not be identical), including which Designated Related Entities and Designated Affiliates shall participate in the 423 Component or the Non-423 Component.

(ii) To designate from time to time which Related Entities and Affiliates of the Company shall be eligible to participate in the Plan as Designated Related Entities and Designated Affiliates.

(iii) To construe and interpret the Plan and Rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan as provided in Section 14.

(v) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the purpose of the Plan, as provided in Section 1.

(vi) To adopt such Offerings, rules, procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States. Without limiting the generality of the foregoing, with respect to the participation of such Employees in the Plan, the Board is authorized to determine, among other things, eligibility requirements, earnings definition, how Contributions are taken, whether Contributions are held in a financial institution or trust account, payment of any interest on Contributions, procedures for conversion of local currency, beneficiary designation requirements, restrictions on Shares and tax withholding and reporting requirements.

(vii) To make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan.

(c) The Board may delegate administration of the Plan to a Committee of the Board composed of two (2) or more members, all of the members of which Committee may be, in the discretion of the Board, Non-Employee Directors and/or Outside Directors. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of two (2) or more Outside Directors any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or such a subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

4.	SHARES SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 13 relating to adjustments upon changes in securities, the Shares that may be sold pursuant to Rights granted under the Plan shall not exceed in the aggregate 74,000,000 Shares. If any Right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Right shall again become available for the Plan.

(b) The Shares subject to the Plan may be unissued Shares or Shares that have been bought on the open market at prevailing market prices or otherwise.

5.	GRANT OF RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Rights to purchase Shares of the Company under the Plan to Eligible Employees in an Offering on one or more Offering Dates selected by the Board. Each Offering shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate and, with respect to the 423 Component, which shall comply with the requirements of Section 423(b)(5) of the Code that all Employees granted Rights to purchase Shares under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the terms approved by the Board for an Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 6 through 9, inclusive.

(b) If a Participant has more than one Right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (i) each agreement or notice delivered by that Participant will be deemed to apply to all of his or her Rights under the Plan, and (ii) an earlier-granted Right (or a Right with a lower exercise price, if two Rights have identical grant dates) will be exercised to the fullest possible extent before a later-granted Right (or a Right with a higher exercise price if two Rights have identical grant dates) will be exercised.

6.	ELIGIBILITY.

(a) Rights may be granted only to Employees of the Company or a Designated Company. Except as provided in subsection 6(b), an Employee shall not be eligible to be granted Rights under the Plan unless, on the Offering Date, such Employee has been in the employ of the Company or a Designated Company, as the case may be, for such continuous period preceding such grant as the Board may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Right under that Offering, which Right shall thereafter be deemed to be a part of that Offering. Such Right shall have the same characteristics as any Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Right is granted shall be the “Offering Date” of such Right for all purposes, including determination of the exercise price of such Right;

(ii) the period of the Offering with respect to such Right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Right under that Offering.

(c) No Employee shall be eligible for the grant of any Rights under the 423 Component if, immediately after any such Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subsection 6(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding rights and options shall be treated as stock owned by such Employee.

(d) An Eligible Employee may be granted Rights under the 423 Component only if such Rights, together with any other Rights granted under all Employee Stock Purchase Plans of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such Eligible Employee’s rights to purchase Shares of the Company or any Affiliate to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of the fair market value of such Shares (determined at the time such Rights are granted) for each calendar year in which such Rights are outstanding at any time.

(e) The Board may provide in an Offering under the 423 Component that Employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

7.	RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted the Right to purchase up to the number of Shares purchasable either:

(i) with a percentage designated by the Board not exceeding fifteen percent (15%) of such Employee’s Earnings (as defined by the Board in each Offering) during the period which begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering; or

(ii) with a maximum dollar amount designated by the Board that, as the Board determines for a particular Offering, (1) shall be withheld, in whole or in part, from such Employee’s Earnings (as defined by the Board in each Offering) during the period which begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering, and/or (2) shall be contributed, in whole or in part, by such Employee during such period.

(b) The Board shall establish one or more Purchase Dates during an Offering on which Rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify a maximum amount of Shares that may be purchased by any Participant as well as a maximum aggregate amount of Shares that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board may specify a maximum aggregate amount of Shares which may be purchased by all Participants on any given Purchase Date under the Offering. If the aggregate purchase of Shares upon exercise of Rights granted under the Offering would exceed any such maximum aggregate amount, the Board shall make a pro rata allocation of the Shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

(d) The purchase price of Shares acquired pursuant to Rights granted under the Plan shall be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the fair market value of the Shares on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the fair market value of the Shares on the Purchase Date.

8.	PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may become a Participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time and in such form as the Company provides. Each such agreement shall authorize Contributions in the form of payroll deductions of up to the maximum percentage specified by the Board of such Employee’s Earnings during the Offering (as defined in each Offering). Contributions made for each Participant shall be credited to a bookkeeping account for such Participant under the Plan and either may be deposited with the general funds of the Company or may be deposited in a separate account in the name of, and for the benefit of, such Participant with a financial institution designated by the Company. To the extent provided in the Offering, a Participant may reduce (including to zero) or increase such Contributions. To the extent provided in the Offering, a Participant may (i) begin such Contributions after the beginning of the Offering, (ii) make payments into his or her account by means other than payroll deductions

(e.g. cash, check, etc.), and (iii) make additional payments into his or her account, provided that such Participant has not already contributed the maximum dollar amount allowable for the Offering.

(b) At any time during an Offering, a Participant may terminate his or her Contributions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering, except as provided by the Board in the Offering. Upon such withdrawal from the Offering by a Participant, the Company shall distribute to such Participant all accumulated Contributions credited to such Participant’s account (reduced to the extent, if any, such Contributions have been used to acquire Shares for the Participant) under the Offering, without interest (unless otherwise specified in the Offering), and such Participant’s interest in that Offering shall be automatically terminated. A Participant’s withdrawal from an Offering will have no effect upon such Participant’s eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

(c) Rights granted to a Participant pursuant to any Offering under the Plan shall terminate immediately upon cessation of such Participant’s employment with the Company or a Designated Company for any reason. In the event of such termination, the Company shall distribute to such terminated Participant all accumulated Contributions credited to such terminated Participant’s account (reduced to the extent, if any, such Contributions have been used to acquire Shares for the terminated Participant) under the Offering, without interest (unless otherwise specified in the Offering). If the accumulated Contributions have been deposited with the Company’s general funds, then the distribution shall be made from the general funds of the Company, without interest (unless otherwise specified in the Offering). If the accumulated Contributions have been deposited in a separate account with a financial institution as provided in subsection 8(a), then the distribution shall be made from the separate account, without interest (unless otherwise specified in the Offering).

(d) If a Participant transfers employment with the Company to any Designated Company or visa-versa, or if a Participant transfers employment with one Designated Company to another Designated Company, the Participant shall continue to participate in the Offering in which he or she was enrolled for the duration of the current Offering Period (except as set forth herein or unless otherwise determined by the Company in its sole discretion), but upon commencement of a new Offering Period, the Participant shall automatically be deemed to be enrolled in the new Offering applicable to the Company or Designated Company to which the Participant transferred employment. A Participant transferring employment from the Company or any Designated Company participating in the 423 Component to a Designated Company participating in the Non-423 Component shall remain in the 423 Component Offering until the next Offering Period, provided he or she continues to be eligible to purchase shares under Code section 423 requirements and if the Participant is not eligible under the Code section 423 requirements, he or she shall immediately transfer to the Non-423 Component and may purchase Shares under that Offering.

(e) During a Participant’s lifetime, Rights will be exercisable only by such Participant. Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 15.

9.	EXERCISE.

(a) On each Purchase Date specified therefor in the relevant Offering, each Participant’s accumulated Contributions (without any increase for interest, unless otherwise specified in the Offering) will be applied to the purchase of Shares up to the maximum amount of Shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional Shares shall be issued upon the exercise of Rights granted under the Plan, unless specifically provided for in the Offering.

(b) Unless otherwise specifically provided in the Offering, the amount, if any, of accumulated Contributions remaining in any Participant’s account after the purchase of Shares that is equal to the amount required to purchase one or more whole Shares on the final Purchase Date of the Offering shall be distributed in full to the Participant at the end of the Offering, without interest (unless otherwise specified in the Offering). If such remaining accumulated Contributions have been deposited with the Company’s general funds, then the distribution shall be made from the general funds of the Company, without interest (unless otherwise specified in the Offering). If such remaining accumulated Contributions have been deposited in a separate account with a financial institution, as provided in subsection 8(a), then the distribution shall be made from such separate account, without interest (unless otherwise specified in the Offering).

(c) The amount, if any, of accumulated Contributions remaining in any Participant’s account after the purchase of Shares that is less than the amount required to purchase one whole Share on the final Purchase Date of the Offering shall be carried forward, without interest (unless otherwise specified in the Offering), into the next Offering.

(d) No Rights granted under the Plan may be exercised to any extent unless the Shares to be issued upon such exercise under the Plan (including Rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no Rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered or not in such compliance, no Rights granted under the Plan or any Offering shall be exercised and all Contributions accumulated during the Offering (reduced to the extent, if any, such Contributions have been used to acquire Shares) shall be distributed to the Participants, without interest (unless otherwise specified in the Offering). If the accumulated Contributions have been deposited with the Company’s general funds, then the distribution shall be made from the general funds of the Company, without interest (unless otherwise specified in the offering). If the accumulated Contributions have been deposited in a separate account with a financial institution as provided in subsection 8(a), then the distribution shall be made from the separate account, without interest (unless otherwise specified in the Offering).

10.	COVENANTS OF THE COMPANY.

(a) During the terms of the Rights granted under the Plan, the Company shall ensure that the amount of Shares required to satisfy such Rights are available.

(b) The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell Shares upon exercise of the Rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Rights unless and until such authority is obtained.

11.	USE OF PROCEEDS FROM SHARES.

Proceeds from the sale of Shares pursuant to Rights granted under the Plan shall constitute general funds of the Company.

12.	RIGHTS AS A STOCKHOLDER AND EMPLOYEE.

(a) A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, Shares subject to Rights granted under the Plan unless and until the Participant’s Shares acquired upon exercise of Rights under the Plan are recorded in the books of the Company.

(b) Neither the Plan nor the grant of any Right thereunder shall confer any right on any Employee to remain in the employ of the Company, any Related Entity or any Affiliate, or restrict the right of the Company, any Related Entity or any Affiliate to terminate such Employee’s employment.

13.	ADJUSTMENTS UPON CHANGES IN SECURITIES.

(a) Subject to any required action by the stockholders of the Company, the number of Shares covered by each Right under the Plan that has not yet been exercised and the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under a Right (collectively, the “Reserves”), as well as the price per Share covered by each Right under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split or the payment of stock dividend (but only on common stock of the Company) or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to a Right.

(b) In the event of the proposed dissolution or liquidation of the Company, any and all Offerings shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that the Rights under the Plan shall terminate as of a date fixed by the Board and give each Participant the right to exercise his or her Right. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation or a parent or subsidiary of such successor corporation when the Company is not the surviving corporation, any and all Offerings shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, and in lieu of assumption or substitution of the Rights, provide that each Participant shall have the right to exercise his or her Right. If the Board makes a Right exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Participant that the Right shall be fully exercisable for a period of twenty (20) days from the date of such notice (or such other period of time as the Board shall determine), and the Right shall terminate upon the expiration of such period.

(c) The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share covered by each outstanding Right, in the event that the Company effects one or more reorganizations, recapitalizations, rights offering, or other increases or reductions of outstanding Shares, and in the event of the Company being consolidated with or merged into any other corporation.

14.	AMENDMENT OF THE PLAN.

(a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 13 relating to adjustments upon changes in securities and except as to minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for Participants or the Company or any Related Entity or Affiliate, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 423 of the Code, Rule 16b-3 under the Exchange Act or any Nasdaq or other securities exchange listing requirements. Currently under the Code, stockholder approval within twelve (12) months before or after the adoption of the amendment is required where the amendment will:

(i) Increase the amount of Shares reserved for Rights under the Plan;

(ii) Modify the provisions as to eligibility for participation in the Plan to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code; or

(iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code.

(b) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans and/or to bring the Plan and/or Rights granted under the 423 Component into compliance therewith.

(c) Rights and obligations under any Rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan without the consent of the person to whom such Rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or Rights granted under the 423 Component of the Plan comply with the requirements of Section 423 of the Code.

15.	DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering but prior to delivery to the Participant of such Shares and cash. In addition, the Company may, but is not obligated to, permit a Participant to file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death during an Offering. Any such designation and/or change to a prior designation must be on a form approved by the Company.

(b) In the event of the death of a Participant and in the absence of a beneficiary validly designated in accordance with Section 15(a) and who is living at the time of such Participant’s death, the Company shall deliver any Shares and/or cash, if any, from the Participant’s account under the Plan to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board, in its discretion, may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate at the time that all of the Shares subject to the Plan’s reserve, as increased and/or adjusted from time to time, have been issued under the terms of the Plan. No Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Rights and obligations under any Rights granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such Rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or Rights granted under the 423 Component comply with the requirements of Section 423 of the Code.

17.	CODE SECTION 409A; TAX QUALIFICATION.

(a) Rights granted under the 423 Component are exempt from the application of Section 409A of the Code. Rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. Subject to the provisions of Section 17(b) below, Rights granted to U.S. taxpayers under the Non-423 Component shall be subject to such terms and conditions that will permit such Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the Shares subject to such Rights be delivered within the short-term deferral period. Further, subject to Section 17(b), in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that Rights granted under the Non-423 Component (including the exercise, payment, settlement or deferral of such Rights) are subject to Section 409A of the Code, the Rights shall be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including United States Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if Rights that are intended to be exempt from or compliant with Section 409A of the Code are not so exempt or compliant, or for any action taken by the Board with respect to such Rights.

(b) Although the Company may endeavor to (i) qualify Rights for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States, or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a). The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

18.	SEVERABILITY.

If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision shall not affect the other provisions of the Plan and the Plan will be construed as though such invalid provision was omitted.

19.	GOVERNING LAW.

The Plan shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules.

20.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective upon adoption by the Board.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 2, 2013. Vote by Internet Go to www.envisionreport.com/CDNS Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — THE BOARD OF DIRECTORS OF CADENCE DESIGN SYSTEMS, INC. RECOMMENDS A VOTE FOR EACH OF THE EIGHT DIRECTOR NOMINEES FOR ELECTION AND A VOTE FOR PROPOSALS 2, 3 AND 4. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 1.1 - Susan L. Bostrom 1.2 - James D. Plummer 1.3 - Alberto Sangiovanni- Vincentelli 1.4 - George M. Scalise 1.5 - John B. Shoven 1.6 - Roger S. Siboni 1.7 - Young K. Sohn 1.8 - Lip-Bu Tan For Against Abstain For Against Abstain 2. Approval of an increase in the number of authorized shares of common stock reserved for issuance under the Amended and Restated Employee Stock Purchase Plan. 3. Advisory resolution to approve executive compensation. 4. Ratification of the selection of KPMG LLP as the independent registered public accounting firm of Cadence for its fiscal year ending December 28, 2013. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. CADENCE DESIGN SYSTEMS, INC. IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Cadence® M C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM 1UP X 1 5 7 9 7 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01LM8G 01LM8G

Important notice regarding the Internet availability of proxy materials for the 2013 Annual Meeting of Stockholders of Cadence Design Systems, Inc. The 2013 Proxy Statement and the Annual Report for the fiscal year ended December 29, 2012 of Cadence Design Systems, Inc. are available at: http://www.envisionreports.com/CDNS IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — CADENCE DESIGN SYSTEMS, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 3, 2013 The undersigned hereby appoints Lip-Bu Tan, Geoffrey G. Ribar and James J. Cowie, or any of them, each with power of substitution, to attend and to represent the undersigned at the 2013 Annual Meeting of Stockholders of Cadence Design Systems, Inc., to be held at the offices of Cadence Design Systems, Inc. located at 2655 Seely Avenue, Building 10, San Jose, California 95134, on May 3, 2013 at 1:00 p.m. Pacific time and any continuation or adjournment thereof, and to vote the number of shares of common stock of Cadence Design Systems, Inc. that the undersigned would be entitled to vote if personally present at the meeting in accordance with the instructions set forth on this proxy card. Any proxy previously given by the undersigned with respect to such shares of common stock is hereby revoked. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CADENCE DESIGN SYSTEMS, INC. THE SHARES WILL BE VOTED AS DIRECTED ON THE REVERSE. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE EIGHT DIRECTOR NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3 AND 4. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE 2013 ANNUAL MEETING OF STOCKHOLDERS, PROXIES WILL BE VOTED ON THESE MATTERS AS THE PROXIES NAMED ABOVE MAY DETERMINE IN THEIR SOLE DISCRETION. (CONTINUED AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE) cadence®